As filed with the Securities and Exchange Commission on August 6, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of The Securities Exchange Act of 1934

BOREAL WATER COLLECTION, INC.

(Exact name of registrant as specified in its charter)

Nevada	98-0453421
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Boreal Water Collection, Inc.
4496 State Road 42 North
Kiamesha Lake, NY	12751
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 845-794-0400

Copies of correspondence to:

Mrs. Francine Lavoie Boreal Water Collection, Inc. 4496 State Road 42 North Kiamesha Lake, NY 12751	Peter J. Wilke, Esq. 8117 W Manchester Ave, Suite 700 Playa del Rey, CA 90293

Securities to be registered pursuant to Section 12(b) of the Act:

Name of each exchange on which
Title of each class to be so registered	each class is to be registered
Not Applicable	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller Reporting Company ☐

(Do not check if a smaller reporting company)

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EXPLANATORY NOTE

This registration statement on Form 10 (“Registration Statement”) is being filed by Boreal Water Collection, Inc. (the “Company,” “we,” “us,” or “our”) in order to register common stock of the Company (“Common Stock”) voluntarily pursuant to Section 12(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company is not required to file this Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements. Such statements contain words such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. Forward-looking statements in this report include, among other things, statements concerning: projections of future results of operations or financial condition; expectations regarding our operations; and expectations of the continued availability of capital resources. Any forward-looking statement necessarily is based upon a number of estimates and assumptions that, while considered reasonable by us, is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, and are subject to change. Actual results of operations may vary materially from any forward-looking statement made herein. Forward-looking statements should not be regarded as a representation by us or any other person that the forward-looking statements will be achieved. Undue reliance should not be placed on any forward-looking statements. Some of the contingencies and uncertainties to which any forward-looking statement contained herein is subject include, but are not limited to, the following:

•	The recession, and in particular the economic downturn in our market areas, has adversely affected our business. We expect our business will continue to be adversely affected by the economic downturn.

•	We have substantial debt outstanding. Our debt service requirements may adversely affect our operations and ability to compete.

•	We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors that are beyond our control.

•	We may experience a loss of market share due to intense competition.

•	For additional contingencies and uncertainties, see “Item 1A. Risk Factors.”

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ITEM 1. BUSINESS.

Overview

Boreal Water Collection, Inc. (“Boreal” or the “Company”) was incorporated in the State of Nevada on August 21, 2001. The Company is trading on the OTC (www.otcmarkets.com) under the symbol (BRWC).

The Company has operated under various names since incorporation, most recently Canadian Blue Gold, Inc. from October 2007 to March 2008, when the name was changed to Boreal Water Collection, Inc.

In April 2009, the Company acquired the assets of A.T. Reynolds and Sons, Inc., operating as Leisure Time Spring Water (“Leisure”) in Kiamesha Lake, New York. The Company is a personalized bottled water company specializing in premium custom bottled water, as a contract packer of bottled water focused on value-added products and services. The Company currently offers three types of water: spring water, distilled water, enhanced water, which is customized with minerals, oxygen, and fluoride, and a fourth type to be added, sparkling water. The Company was originally founded in 1884.

Currently, we have two Officers. Mrs. Francine Lavoie is Chairman, CEO and Secretary. Mr. Christopher Umecki is Vice President of Operations. Resumes of these individuals are contained within Exhibit “B” hereto. Mrs. Lavoie is our sole Director.

The Company has its principal executive offices at 4496 State Road 42 North Kiamesha Lake, NY 12751. The telephone number for our executive offices is 845-794-0400. Boreal Water Collection’s internet address is www.borealwater.com and we expect to maintain the website after the Effective Date. Our common stock is quoted on www.otcmarkets.com (secondary market); BRWC.

Available Information

Following the effectiveness of this Registration Statement, we will be required to file annual, quarterly and other current reports and information with the Securities and Exchange Commission (“SEC”). You may read and copy any materials filed by the Company with the SEC at its Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings will also be available to the public from commercial document retrieval services and at the World Wide web site maintained by the SEC at http://www.sec.gov.

Narrative Description of Business of Boreal Water Collection

Founded in 1884 with headquarters in Kiamesha Lake, NY, Leisure Time Spring Water was acquired by Boreal Water Collection Inc. (the “Company,” “Boreal Water Collection,” “Boreal,” “BRWC,” “us,” “we”), which is a contract packer of bottled water focused on value-added products/services.

Boreal Water Collection is a personalized bottled water corporation, specialized in providing premium custom bottled water for your company and customers. Whether it is for publicity, promotion, marketing, internal use or a specific event, Boreal is a one-stop shop. We offer turnkey service, with prize-winning Boreal private label water (ITQI for Boreal Water by the International Taste Quality Institute in Belgium 2012), made-to-order labeling, distinctive water containers and fully integrated services literally from the ground up. Our production technology and our creative personnel are among the brightest and best in the industry. Boreal wishes to develop the most extensive distribution network in North America and warehouses across Canada and the United States. Unlike other bottled water companies, Boreal also has exclusive access to two pristine and abundant springs, one an award-winning source (ITQI for Saint-Elie water by the International Taste Quality Institute in Belgium 2007, 2008 and 2009), deep in the untouched wilds of Canada and the other in the prestigious Catskills Mountains in New York. Boreal has exclusive unlimited access (40 year contract dated on November 1, 1995) to Alpine spring water and has access to 225,000,000 liters per year of Saint-Elie spring water as per a permit from the Quebec Ministry of Agriculture.

Distinct value proposition: Variety and uniqueness are the cornerstones of BRWC’s value proposition. Unlike most contract packers, BRWC can process a full range of water and bottle types and has the most creative staff for all Private labeling needs. BRWC is one of the few focused on this attractive niche.

Location: BRWC’s facility is 90 miles away from New York City in the famous Catskills Mountains and only 17 miles from Alpine Springs, the source of our natural spring water.

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•    Industry-leading earnings before interest, taxes, depreciation and amortization (“EBITDA”) margins: BRWC’s unique model enables us to attract high-margin – rather than commoditized – business and to sustain healthy EBITDA margins.

•    Strong customer base, good customer relationships: With our business associate Les Sources Saint-Elie inc. in Quebec, Canada, BRWC’s emphasis on customization and quality has earned us what we believe to be a good reputation over the years. We pack for a number of high-profile brands. Our Customers are a well-diversified mix of beverage and other companies and represent a variety of retail channels and include retailers and large water marketers.

•    Successful turnaround positions: Management believes BRWC is well positioned for future growth and pushing the company closer to fulfilling our mission to become North America’s leading producer of high-end private label bottled water.

Our President and CEO, Francine Lavoie successfully effected a turnaround of the business in Canada at BRWC’s sister company, Les Sources Saint-Elie Inc. (as our exclusive United States licensor and distributor) and is looking to do the same here in the United States. Key elements of the turnaround included capital expenditures for new equipment, enhanced customer service, focusing on the non-commoditized business, and improving employee and vendor relations.

Why customers choose BRWC: Value-added products and services.

•     Reputation: History of reliability, flexibility, and specialized packaging capability.

•     Location: Close to great natural spring water, good transportation corridors, good population centers.

•     Flexibility and a variety of packaging and product options: Ability to fill unique bottle shapes and sizes (while most high-speed lines use only a limited bottle selection). Ability to bottle value-added water, i.e., vapor distilled water with electrolytes and/or vitamins and minerals. Customers requiring unique bottles/packaging tend to be higher margin because the product is sold at higher price points at both the retail and wholesale levels than “generic,” commoditized bottled water.

With exclusive exploitation rights (40 year contract dated on Nov 1, 1995), Boreal has unlimited access to Alpine Spring water and has the right to draw 225,000,000 liters per year as per a permit from the Quebec Ministry of Environment.

The nature of products or services offered.

Principal products or services, and their markets:

•    BRWC currently offers three types of water: Spring water, distilled water; enhanced water which is customized with minerals, oxygen, and fluoride, and a fourth type being added will be Sparkling water.

•    BRWC is one of the only contract packagers with the expertise and flexibility to meet customers’ specific requirements.

•    Bottles can be branded with clear – rather than more conventional paper – labels, which creates a clean, refreshing look; paper labels available, too.

•    Customer-specific packaging: Cases or trays, registered film, different caps, etc.

•    Customers may specify different formulations of water (different minerals, etc.).

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•    Smaller custom production runs are possible; minimum order size is relatively low (one truckload).

•    Excellent customer service: Responsiveness, customized solutions for each customer. Understanding that unique appearance of product may drive customer interest and loyalty and enable the customer to compete less on price and more on a premium quality product.

The bottled water industry is one of long and sustained growth, with sales and volume increases far outpacing the beverage industry for the last 20 years. Above-average growth rates of 6%-9% should continue in coming years, making bottled water a $14.2 Billion (US) market in the US in 2010 (according to “Beverage Marketing Corporation,” “Mintel,” and “Business Insights”).

•    Key players in the industry include Coca Cola (Dasani and Glaceau), PepsiCo (Aquafina), Nestle Waters North America (Nestle Pure, Poland Spring, and various regional brands), and Danone (Dannon Spring).

The industry has grown along 2 divergent paths, one focused on low-margin, undifferentiated, commoditized product and the other centered on innovative packaging, labeling and marketing. We believe the evidence shows BRWC is well positioned to benefit from this latter trend.

Distribution methods of the products or services;

•    Bottles: A full range of sizes available, from 8 ounces to 5 gallons.

•    BRWC now offers “Eco-Pure”, a biodegradable bottle which was introduced at the 2009 PLMA Trade show in Chicago, IL.

•    BRWC now offers “Revert,” an oxo-degradable bottle and also offers “R-PET,” recycled Poly ethylene terephthalate (“PET”).

•    Bottles may be ordered by BRWC or by the customer. In either case, the customer is not confined to industry-standard bottles.

•    BRWC has good relationships with a number of bottle manufacturers, enabling customers to choose from a wide variety of bottles and packaging.

•    Labels: Clear labels, Bi-axially oriented polypropylene (“BOPP”) or standard paper labels in either Pressure sensitive or Cut and stack are offered.

•    Packaging: BRWC packages products to suit customers’ needs. Packaging has included a variety of trays and cases, caps, registered film, etc.

Status of any publicly announced new product or service:

The Company’s 75,000 square foot facility has 3 flexible Polyethylene terephthalate (PET) lines, a 1 & 2.5 gallon line, and a 5-gallon line. BRWC intends to install two new lines in the near future, one being a sparkling water bottling line and the second one being a glass bottling line. Our PET lines are unique in that they can accommodate various bottle sizes, labels, and production runs. BRWC is also looking to manufacture “Secured Ice” tray packages.

BRWC now offers “Eco-Pure,” a bio-degradable bottle which was introduced at the 2009 Private Label Manufacturers Association (“PLMA”) Trade Show in Chicago, IL.

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Competitive business conditions, the issuer’s competitive position in the industry, and methods of competition:

•    While many bottlers will place custom printed paper labels on blown bottles, the Company is not aware of any contract packers that offer our full range of products and services.

•    Distinct value proposition: Variety and uniqueness are the cornerstones of BRWC’s value proposition. Unlike most contract packers, BRWC can process a full range of water and bottle types and our creative staff can address all Private labeling needs. BRWC is one of few focused on this attractive niche.

•    Location: BRWC’s facility is 90 miles away from New York City in the famous Catskills Mountains and only 17 miles from Alpine Springs, the source of our natural spring water. Most competitors in this class are smaller in scale and at a competitive disadvantage in the markets BRWC currently serves due to a more limited range of services and geographical location. (For bottlers in other geographies, freight costs may make shipping to BRWC’s coverage area prohibitive.).

•    We do not view traditional high-speed contract bottlers (offering standard bottles) as direct competition. Bottling on high-speed lines tends to cost less but is also undifferentiated, which is part of the reason that prices for this type of bottled water have been falling. Compared to Boreal Water Collection’s competition class, a cheaper product does not always guarantee a higher margin.

•    Industry-leading Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) margins: We believe our unique model enables us to attract high-margin – rather than commoditized – business and to sustain healthy EBITDA margins.

•    Strong customer base, good customer relationships: BRWC’s emphasis on customization and quality has earned us (we are of the opinion) a good reputation over the years. The Company packs for a number of high-profile brands. Customers are a well-diversified mix of beverage and other companies.

•    Successful turnaround positions; Management believes we are well positioned for future growth and are closer to fulfilling our mission to become North America’s lead producer of high-end Private label bottled water.

•    BRWC has three pricing methods:

(1)    Fee based: BRWC charges co-pack fee; customer provides materials.

(2)    Material and fee: BRWC purchases materials for customers and charges cost of materials plus a fee.

(3)    Finished case basis: BRWC commits to a price for each finished case delivered to the customer.

Sources and availability of raw materials and the names of principal suppliers:

•    Spring Water: The Company purchases spring water from Alpine Farms, Inc. under a 40-year purchase agreement dated November 1, 1995 and modified April 28, 2000. The agreement provides for the sole and exclusive right to draw water from the source and sell spring water to third parties. The spring is located 17 miles from the bottling facility and the water is transported by Leisure Time. At the source, the spring water flows underground and is naturally filtered through the stratum. The entire system is designed to ensure that this pure spring water remains natural and unadulterated. Water is then transported to BRWC’s bottling plant in Kiamesha Lake, where it is passed through a series of multimedia particulate filters to remove any sediment. After treating the water with ozone, an oxygen molecule used to ensure sanitation, the water is then bottled with its natural mineral content intact.

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•    Distilled Water: BRWC has two private wells on-site, which provide water that is passed through a series of multimedia particulate, and activated carbon filters, to remove chlorine, phenols, taste, odor compounds and organic minerals. The water is then distilled in a vapor compression steam unit. All dissolved minerals are left behind as the water is vaporized and condensed in a stainless steel still, which yields high purity finished water. After filtration and ozonation, the product is promptly bottled.

•    Enhanced Water: BRWC offers customers the option of enhancing their Private label water by adding minerals, oxygen, and even fluoride. This process is usually done after the distillation process; our quality control (“QC”) specialist carefully measures out the various additives per customer request and adds these to the customer’s specific batch before bottling.

•    Sparkling Water: BRWC is looking to add a sparkling water line to our plant in Kiamesha Lake to appeal to a wider customer base. Sparkling water is currently available at BRWC’s sister company, Saint-Elie in Canada.

Dependence on one or a few major customers:

Strong customer base, good customer relationships: BRWC’s emphasis on customization and quality has earned us what we believe to be a good reputation over the years. We pack for a number of high-profile brands. Our Customers are a well-diversified mix of beverage and other companies and we are present in a variety of retail channels that include retailers and large water marketers.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including their duration:

BRWC owns a license from Les Sources Saint-Elie Inc. in Canada, for the exclusive rights for the United States to distribute Saint-Elie brand, for the use of its proprietary bottle designs and proprietary know-how of the private labeling business. BRWC owns the registered trademarks ‘Leisure Time Spring Water’ and ‘Boreal Water’.

Need for any government approval of principal products or services and the status of any requested government approvals.

BRWC has all the necessary State of New York (Department of Health), Food and Federal Drug Administration (FDA) and the Quebec Ministry of Environment required government approvals.

PRODUCT LIABILITY

By designing and manufacturing a reliable, high quality product, the Company will minimize, but not eliminate, the possibility and occurrence of defective products.

The Company has incorporated preventive measures aimed at reducing its potential exposure to liability risk. The product development and manufacturing program includes high product reliability standards meant to result in high mean times between failures (“MTBF”). The Company plans to achieve a high MTBF factor by pursuing strict quality control procedures.

The manufacturing and marketing of the Company's products, incorporating new technology and processes, has an inherent risk. No one can be sure how each product will be constituted over time and under various conditions of actual consumption. Even if the products are successfully bottled and marketed, the occurrence of product liability, or retraction of market acceptance due to the failure of the product to meet expectations could prevent the Company from ever becoming profitable. Development of new technologies for manufacture (bottling; product composition) is frequently subject to unforeseen expenses, difficulties and complications, and in some cases cannot be accomplished. In the opinion of Management, our water products and bottling, as designed, have many positive attributes, but such attributes must be balanced against field operating experience and unknown technological changes.

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Financial Information

The sole source of Boreal Water Collection’s revenue and income is our water bottling and sales activity. The following table sets forth our total gross revenues and net loss figures of the Company for the years ended December 31, 2011 and 2010; as well as gross sales for the first quarters of 2011 and 2012.

Accounting Period	Gross Proceeds	Net Losses

Year ended December 31, 2010	$2,519,823	($786,878)
Year ended December 31, 2011	$2,658,608	($833,060)
Quarter ended March 31, 2011	$554,139	(183,159)
Quarter ended March 31, 2012	$610,718	(121,818)

Please refer to “Item 15. Financial Statements and Exhibits—Boreal Water Collection, Inc. Financial Statements” included in this Registration Statement.

Please note that we have elected not to supply summary financial information for the Company pre-dating our 2010 fiscal year. Note 6 of our audited Financial Statements for fiscal years 2011 and 2010 states in part:

“In April 2009, the Company acquired the assets of A.T. Reynolds and Sons, Inc. (“Reynolds”), operating as Leisure Time Spring Water (“Leisure”) in Kiamesha Lake, New York (See Note 12). In connection with the acquisition of these assets, the Company assumed a $1.9 million mortgage that was due a commercial bank (“Bank”) against a building and land, included as part of the total assets acquired from Reynolds. On April 3, 2009, the Company entered into a Mortgage Consolidation, Modification and Extension Agreement with the Bank. The Company was required to make interest payments only through April 3, 2011, at which time the entire principal balance was due the Bank. Monthly interest is based on 90-day Libor at 4.00%. The $1.9 million mortgage is personally guaranteed by the Company’s chief executive officer. The balance due against this mortgage at December 31, 2011 was $1,840,000. The balance due the Bank on April 3, 2011 was not paid putting the Company in default under the terms of the original agreement. The Company entered into a Forbearance Agreement (“Agreement”) on May 31, 2011, and upon expiration of that Agreement, the Company entered into an extension to the Agreement on October 3, 2011, which extended the Agreement period until April 3, 2012. The Company is currently in negotiations with the Bank to further extend the Agreement.”

This transaction substantially altered the Company’s financial and operating condition moving forward. Management is of the opinion that disclosure of financial information pre-dating the Reynolds acquisition is not material and such disclosure would possibly lead to confusion or a misunderstanding of our current financial condition.

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Competition

The bottled water industry is one of long and sustained growth, with sales and volume increases far outpacing the beverage industry for the last 20 years. According to the Alexandria, VA-based International Bottled Water Association (in a press release dated May 21, 2012), United States per-capita consumption of bottle water was up 3.2% in 2011, with every American now drinking an average of 29.2 gallons of bottled water annually. During the same period, global consumption of bottled water rose by 4.1%.

•    Key players in the industry include Coca Cola (Dasani and Glaceau), PepsiCo (Aquafina), Nestle Waters North America (Nestle Pure, Poland Spring, and various regional brands), and Danone (Dannon Spring).

Boreal Water‘s Bottling faces two main classes of competition, neither of which rivals the flexible, customizable product and service mix that the Company offers. BRWC does not have a significant competitive environment in its niche and does not experience much, if any, competitive pressure

Competition class #1: Other Value – Added Bottlers

•    While many bottlers will place custom printed paper labels on blown bottles, the Company is not aware of any contract packers that offer its full range of products and services.

•    Most competitors in this class are smaller in scale and at a competitive disadvantage to the markets BRWC currently serves due to a more limited range of services and their geographical location. (For bottlers in other geographies, freight costs may make shipping to BRWC’s coverage area prohibitive.)

Competition class #2: Traditional Contract Bottlers

•    BRWC does not view traditional high-speed contract bottlers offering standard bottles as direct competition.

•    However, this is clearly an option for all bottled water marketers. Bottling on high-speed lines tend to cost less but is also undifferentiated, which is part of the reason that prices for this type of bottled water have been falling. A cheaper product does not always guarantee a higher margin.

•    Compared to this competition class, BRWC is going after a very different, more sophisticated customer.

Intellectual Property

Boreal Water Collection uses a variety of trade names, service marks and trademarks (collectively, the “Marks”) in its operations and believes that we have or will have all licenses for the third-party Marks necessary to conduct our continuing operations following the Registration Effective Date. BRWC owns a license from Les Sources Saint-Elie Inc. in Canada, for the exclusive rights for the United States to distribute Saint-Elie brand, for the use of its proprietary bottle designs and proprietary know-how of the private labeling business. BRWC owns the registered trademarks ‘Leisure Time Spring Water’ and ‘Boreal Water’.

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Management

The Company is managed by a board of directors. The members of the board of directors have been selected due to, among other things, their experience and expertise in the bottled water industry and other business ventures. Membership on the board of directors is not expected to require the full professional time of the individuals serving on the board. As such, the members of the Company’s board of directors may, from time to time, be engaged in other business endeavors, including but not limited to those business endeavors in which they are currently involved, aside from their commitments to the Company or Boreal Water Collection. None of the members of the Company’s board of directors are currently involved in other businesses that are in direct competition with the Company. See “Item 5. Management and Executive Officers” for details on the members of our Board of Directors and certain of their past and present business endeavors. Currently we have one member on our board of directors, Mrs. Francine Lavoie. There are no compensation plans or benefit packages established or currently planned for management.

Costs and effects of compliance with environmental laws (federal, state and local):

1.    CUSTOMER STANDARDS:  We always strive to live up to our customers’ expectations. BRWC’s customers require regular inspections of BRWC’s operations, which are performed by customers or by third-party auditors, i.e., AIB International (“AIB”) and National Science Foundation International (“NSF”).

2.    FEDERAL REGULATIONS:  Bottled water is fully regulated as a packaged food product by the US Food and Drug Administration (“FDA”). As such, bottled water companies must adhere to FDA’s Standard of Quality, labeling standards and Good Manufacturing Practices (“GMPs”).

3.    STATE STANDARDS:  In addition to FDA’s extensive regulatory requirements, the bottled water industry is subject to state regulatory requirements. State governments typically sample, analyze and approve water sources. Under the federal GMPs, only approved water sources can be used to supply a bottling plant. Many states also require bottled water plants to be registered with the state and comply with their specific requirements. States also certify testing laboratories. As with any food production establishment, states can perform unannounced plant inspections. Some states perform annual inspections.

4.    INDUSTRY STANDARDS:  In addition to the federal and state standards for bottled water, International Bottled Water Association (“IBWA”) members are subject to another level of oversight through the IBWA Model Code, which in several cases contains standards that are stricter than FDA, state or public drinking water standards. As a condition of membership, bottlers must submit to an annual, unannounced plant inspection administered by an independent, internationally recognized third-party inspection organization. This inspection audits quality and testing records, reviews all areas of plant operation from source to finished product, and checks compliance with FDA’s Standard of Quality, GMPs, principles of the Hazard Analysis and Critical Control Points (“HACCP”) management system and any state regulation. At this time BRWC is not member of the IBWA but intends to become member in 2012.

Employees

Company presently has 26 full time employees and is running solely on a day shift time schedule. The Company is presently evaluating plans to increase production with a second shift to our present operation schedule due to our increased sales volume.

Regulation and Licensing

BRWC has all the necessary State of New York (Department of Health), Food and Federal Drug Administration (FDA) and the Quebec Ministry of Environment required government approvals.

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ITEM 1A.    RISK FACTORS.

The following risk factors should be considered carefully in addition to the other information contained in this Registration Statement. This Registration Statement contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Registration Statement. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected.

In addition to standard risks such as the general state of the country’s and world’s economies, the changing conditions of the industry in which the company is competing, “Acts of God,” and other unforeseen or unpredictable conditions or events, investment in Boreal Water Collection, Inc. involves various risks relating to the nature of the “going concern” financing vehicle (a corporation) and the premium bottled water industry and such investment is therefore suitable only for persons with the financial capability of making and holding long-term investments. Prospective purchasers should consider the following factors, among others, before making a decision to purchase interests herein:

Our Corporation-related risks include:

1.    Reliance on Management – All decisions with respect to the operation of the corporation will be made exclusively by Management. The success of Boreal will, to a large extent, depend on the quality of the management of Boreal. Although Management believes that management personnel have sufficient business experience to supervise the management of Boreal, there can be no assurance that these individuals will perform adequately or that Boreal operations will be successful.

2.    Limited Transferability – Shareholders with restricted stock cannot freely transfer the stock except with the passage of time and further legal compliance by the Company as provided in applicable regulations, primarily Rule 144 of the Securities and Exchange Commission (SEC”).

3.    Tax Considerations – Boreal is a “C” corporation. There are no “tax benefits” passed through to subscribers (such as those available in a “S Corp” or limited liability company taxed as a partnership).

NO TAX ADVICE OR COUNSEL IS GIVEN WITHIN THIS REGISTRATION STATEMENT.

4.    Management Conflicts of Interest – Management may not render services in connection with other business projects. Key management personnel have a non-compete agreement with Boreal Water Collection, Inc. (within employment agreements) and cannot work on projects and for other people and entities in direct competition with Boreal Water Collection, Inc..

5.    Indemnification – Boreal Management is entitled to all the liability protection afforded by the laws of the State of Nevada.

6.    Lack of Control – Mrs. Lavoie is the controlling shareholder of the Company.

7.    Securities Law Compliance – Management believes it has made, and will make, every reasonable effort to comply with applicable securities laws and regulations in the preparation of this Registration Statement and in the offering of its securities over time. However, there can be no assurance of such compliance and alleged legal violations, though certainly not intended or expected, could have an adverse effect on the Company’s operations.

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We have the usual Risks of a Going Concern Stage Businesses:

1.    Operating History - Boreal Water Collection, Inc. is in the “going concern stage.” The Company’s prospects must be considered in light of the risks and difficulties encountered by a company with a limited operating history. The Company is subject to all the risks inherent in the establishment of a developing business enterprise. The Company’s likelihood of success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the commencement and growth of operations, the implementation of the Company’s business plan, and the competitive and regulatory environment in which the Company operates.

2.    Financial Information - audited and unaudited financial statements are included within this Registration Statement.

3.    Forward Looking Statements - Some of the statements contained in this Registration Statement including information that may be incorporated by reference, discuss future expectations, or state other “forward looking” information. Those statements are subject to known and unknown risks, uncertainties and other factors, certain of which are beyond the Company’s control, which could cause the actual results to differ materially from those contemplated by the statements. Other risks are described under “RISK FACTORS” and may be described in future communications to Shareholders. The forward-looking information is based on various factors and was derived using numerous assumptions, which may or may not be accurate. In light of the risks, assumptions, and uncertainties involved, there can be no assurance that the forward looking information contained in this Registration Statement will in fact transpire or prove to be accurate. Important factors that may cause the actual results to differ include, for example:

The Success or Failure of the Company’s Efforts to complete our Business Plan on a Timely Basis:     The Company’s ability to attract and retain quality employees will affect our effort to complete our business plan on a timely basis. The effect of changing economic conditions within the industry will also be a factor. The Company’s ability to obtain ongoing financing will be a major factor in the timing of Boreal’s development and growth as a “going concern.”

Inadequacy of Funds:    if we are unable to obtain financing, as needed, on favorable terms, we may have inadequate funds to develop and grow our business.

Risks Associated with Expansion:     The potential profitability of the Company may be negatively impacted if we expand our activities too quickly or in the wrong directions. Consequently, Shareholders must assume the risk that (1) such expansion may ultimately involve expenditure of funds beyond the resources available at that time, and (2) management of such expanded operations may divert Management’s attention and resources away from existing operations, all of which may have a material adverse effect on either the Company’s present and prospective business activities.

Possible Fluctuations in Operating Results:     The Company’s operating results may fluctuate significantly from period to period as a result of a variety of factors, including law changes, debt service and principal reduction payments, and general economic conditions. Consequently, revenues may vary by quarter, and operating results may experience fluctuations.

Unanticipated Obstacles to Execution of the Business Plan:    Our business plans may change significantly. Our potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. We believe that our chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of our principals and advisors. We reserve the right to make significant modifications to our stated strategies depending on future events.

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Our Industry is extremely competitive.

The Premium Bottled Water industry is highly competitive. We are competing with other companies that may have substantially greater resources, larger and more experienced staff and established histories of manufacturing and selling Premium Bottled Water technologies and equipment.

Challenge of achieving consumer acceptance and continuing sales volume.

If our products, for any reason, are not well received by the public, Boreal will likely be a financial failure. There is no guarantee we will be able to attain and maintain market penetration to the degree necessary to ultimately enable Boreal to provide a “RoI” (return on investment) to Shareholders.

There is doubt about the ability of Boreal Water Collection to continue as a going concern.

The audited financial statements of Boreal Water Collection contained elsewhere in this Registration Statement have been prepared assuming that Boreal Water Collection will continue as a going concern. However, the report of the independent auditors on the financial statements of Boreal Water Collection as of and for the year ended December 31, 2011 includes an explanatory paragraph describing the existence of substantial doubt about the ability of Boreal Water Collection to continue as a going concern. This report, as well as the uncertainty regarding the eventual outcome of the Plan may adversely impact Boreal Water Collection’s relationships with vendors, ability to attract customers, attract and retain key executive employees and maintain and promote our bottled water products, which could materially adversely affect our results of operations.

Boreal Water Collection has limited liquidity and capital resources and may be unable to generate sufficient cash flows to meet our debt obligations and finance all operating expenses, working capital needs and capital expenditures.

Boreal Water Collection has a limited amount of cash and we do not anticipate having a credit facility upon which to draw funds. Boreal Water Collection incurred operating losses of $833,060, losses of $786,878 and net income of $500,750 for the years ended December 31, 2011, 2010 and 2009, respectively. We may incur operating losses in the future. Following the Restructuring Transactions, we may be unable to generate sufficient revenues and cash flows to service our debt obligations as they come due, finance capital expenditures and meet our operational needs. Any one of these failures may preclude us from, among other things:

•	maintaining or enhancing our current customer base;

•	taking advantage of future opportunities;

•	growing our businesses; or

•	responding to competitive pressures.

Further, our failure to generate sufficient revenues and cash flows could lead to cash flow and working capital constraints, which may require us to seek additional working capital. We may not be able to obtain such working capital when it is required, even if we were able to obtain additional working capital, it may only be available on unfavorable terms. For example, we may be required to take on additional debt, the interest costs of which could adversely affect our results of operations and financial condition. If any such required capital is obtained in the form of equity, the equity interests of the holders of the then-outstanding Common Stock could be diluted.

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Limited liquidity and working capital may also restrict our ability to maintain and update our bottling facilities, which could put us at a competitive disadvantage to competitors offering more modern and better maintained facilities.

We are entirely dependent on one property for all of our cash flow, which subjects us to greater risks than a bottling company with more operating properties.

We do not expect to have material assets or operations other than the Boreal bottling plant in Kiamesha Lake, NY, and, therefore, we are entirely dependent upon this particular plant for all of our cash flow. As a result, we are subject to a greater degree of risk than companies with multiple bottling facilities.

The infringement of intellectual property used in our business could adversely affect our business.

We own or have licenses to use key intellectual property, as well as certain spring water, used in our business. We will take steps to safeguard this intellectual property from infringement by third parties, such as prosecuting trademark and copyright violations, if and when necessary, and limiting access to the proprietary customer information. Despite such measures, we cannot assure you that we will be successful in defending against the infringement of intellectual property used in our business or that the proprietary information used in our business will not be disseminated to our competitors and any such infringement or dissemination could have an adverse effect on the results of our operations.

The economic downturn may be protracted in our key market and may negatively impact our revenues and other operating results.

Boreal Water Collection draws a substantial number of customers from the New York City area. It is difficult to predict the effect the continuing economic downturn will continue to have in New York, as well as in other areas where our products are sold.

Furthermore, other uncertainties, including national and global economic conditions, other global events, or terrorist attacks or disasters in or around New York City in particular could have a significant adverse effect on our business, financial condition and results of operations. In addition, due to the existing uncertainty in the capital and credit markets, we may not be able to refinance our then-existing debt or obtain additional credit facilities on terms acceptable to us or at all in order to meet these challenges.

Our operations may be adversely impacted by increases in energy prices.

The bottling plant uses significant amounts of electricity, natural gas and other forms of energy. While no shortages of energy have been experienced, the substantial increases in the cost of electricity, natural gas and gasoline in the United States in general, and in the Catskills of New York in particular, may negatively affect our operating results. In addition, further energy price increases in such areas could result in a decline in disposable income of potential customers and a corresponding decrease in the purchase of premium bottled waters, which could negatively impact revenues.

The water bottling industry is capital intensive and we may not be able to finance expansion and renovation projects, which could put us at a competitive disadvantage.

Bottling plant properties have an ongoing need for renovations and other capital improvements to remain competitive, including replacement, from time to time, of furniture, fixtures and equipment. We may also need to make capital expenditures to comply with applicable laws and regulations.

Renovations and other capital improvements may require significant capital expenditures. In addition, renovations and capital improvements of a water bottling plant generate little or no cash flow until the project is completed. We may not be able to fund such projects solely from cash provided from operating activities. Consequently, we will rely upon the availability of debt or equity capital to fund renovations and capital improvements and our ability to carry them out will be limited if we cannot obtain satisfactory debt or equity financing, which will depend on, among other things, market conditions. No assurances can be made that we will be able to obtain additional equity or debt financing or that we will be able obtain such financing on favorable terms. Our failure to renovate our bottling facility, as necessary, may put us at a competitive disadvantage.

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We may incur losses that are not adequately covered by insurance which may harm our results of operations.

Although we will maintain insurance customary and appropriate for our business, we cannot assure you that insurance will be available or adequate to cover all loss and damage to which our business or our assets might be subjected. The lack of adequate insurance for certain types or levels of risk could expose us to significant losses in the event that a catastrophe occurred for which we are underinsured. Any losses we incur that are not adequately covered by insurance may decrease our future operating income, require us to find replacements or repairs for destroyed property and reduce the funds available for payments of our obligations.

We may be subject to litigation resulting from our operations which, if adversely determined, could result in substantial losses.

We will be, from time to time, during the ordinary course of operating our businesses, subject to various litigation claims and legal disputes, including contract, lease, employment and regulatory claims as well as claims made by consumers. Certain litigation claims may not be covered entirely or at all by our insurance policies or our insurance carriers may seek to deny coverage. In addition, litigation claims can be expensive to defend and may divert our attention from the operations of our businesses. Further, litigation involving consumers, if any, even if without merit, can attract adverse media attention. As a result, litigation can have a material adverse effect on our businesses and, because we cannot predict the outcome of any action, it is possible that adverse judgments or settlements could significantly reduce our earnings or result in losses.

We expect to have significant indebtedness upon the Effective Date.

The substantial indebtedness of Boreal Water Collection has resulted in adverse consequences for our business, including the factors listed below. We reported the following for the quarters ended March 31, 2012 and 2011:

	March 31,
	2012	2011
Current liabilities
Current portion of capital lease payable	$–	$12,381
Line of credit	250,000	250,000
Loan payable - property taxes	124,597	–
Loan payable - equipment	55,000	–
Mortgage payable - bank	1,840,000	–
Accounts payable and accrued expenses	321,607	485,858
Deferred revenue	12,292	9,838
Due to Related Party	125,412	152,326

Total current liabilities	2,728,908	910,403
Mortgage payable	–	1,900,000
Total obligations	$3,612,093	$3,693,588

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Boreal Water Collection’s substantial indebtedness could:

▪	make it more difficult to satisfy obligations with respect to the instruments governing Boreal Water Collection’s then outstanding indebtedness;

▪	increase vulnerability to general adverse economic and industry conditions;

▪	require the Company to dedicate a substantial portion of cash flow from operations to debt service, thereby reducing the availability of cash flow to fund working capital, capital expenditures, and other general corporate purposes;

▪	limit flexibility in planning for, or reacting to, competitive pressures and changes in the business and the industry in which we operate;

▪	place us at a competitive disadvantage compared to our competitors that have less debt; and

▪	limit, among other things, our ability to borrow additional funds;

▪	incur additional debt;

▪	make payments on subordinated obligations;

▪	make distributions and repurchase equity;

▪	make investments;

▪	grant liens on our property to secure debt;

▪	enter into certain transactions with affiliates;

▪	sell assets or enter into mergers or consolidations;

▪	create dividend and other payment restrictions affecting subsidiaries;

▪	change the nature of our line of business.

Our ability to service all of our indebtedness depends on our ability to generate cash flow, which is subject to factors that are beyond our control.

Our ability to make any scheduled payments on, or to refinance, our debt obligations depends on our financial condition and operating performance, which is subject to general economic, financial, competitive and other factors that are beyond our control. Boreal Water Collection’s performance has been significantly impacted by general economic and financial conditions, which has affected its cash flows from operating activities and its ability to pay the principal and interest on its indebtedness.

In addition, a further deterioration in the economic performance of Boreal Water Collection may cause us to reduce or delay investments and capital expenditures, or to sell assets. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

The volatility and disruption of the capital and credit markets and adverse changes in the global economy may negatively impact our ability to access financing.

Although we believe that we will have sufficient funds for our capital needs following the Effective Date, there can be no assurance that we will not need additional capital in the future. Due to the continuing uncertainty in the capital and credit markets and the global recession, our access to capital following the Effective Date may not be available on terms that are attractive or at all.

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We have Risks Related to Our Common Stock:

We currently have no plans to pay dividends on our Common Stock, so holders of our Common Stock may not receive funds without selling their Common Stock.

We currently have no plans to pay dividends on our Common Stock and our ability to make distributions on our Common Stock. Any payment of future dividends will be at the discretion of our Board of Directors, and as provided in Nevada law, and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our Board of Directors deems relevant. Accordingly, our holders may have to sell some or all of their Common Stock in order to generate cash flow from their investment in us.

Potential conflicts of interest may exist, or may arise, based on debt and management interests of the principal shareholder of the Company.

Mrs. Lavoie is our principal shareholder and private lender. She has also personally guaranteed our mortgage. She is our only Director. As such, she may make decisions based on her interest as a lender or shareholder that adversely affect the Company’s financial condition moving forward, such as service our indebtedness, rather than seeking to maximize the value of the equity of the Company.

The interests of a principal lender could conflict with or differ from the interests of other holders of our Common Stock. For example, the concentration of ownership held by the principal lender could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination that other holders of our Common Stock may otherwise view favorably. So long as the principal Lender continues to beneficially own a significant amount of our equity, even if such amount is less than 50%, she may be able to strongly influence or effectively control our decisions.

ITEM 2. FINANCIAL INFORMATION.

Selected Financial Data

Boreal Water Collection, Inc.

Boreal Water Collection, Inc. (“Boreal” or the “Company”) was incorporated in the State of Nevada on August 21, 2001. The Company is trading on the OTC (www.otcmarkets.com) under the symbol (BRWC).

The Company has operated under various names since incorporation, most recently Canadian Blue Gold, Inc. from October 2007 to March 2008, when the name was changed to Boreal Water Collection, Inc.

In April 2009, the Company acquired the assets of A.T. Reynolds and Sons, Inc., operating as Leisure Time Spring Water (“Leisure”) in Kiamesha Lake, New York. The Company is a personalized bottled water company specializing in premium custom bottled water, as a contract packer of bottled water focused on value-added products and services. The Company currently offers three types of water: spring water, distilled water, enhanced water, which is customized with minerals, oxygen, and fluoride, and a fourth type to be added, and sparkling water. The Company was originally founded in 1884.

Boreal Water Collection, Inc.

In the table below, we provide selected historical financial data of Boreal Water Collection as of and for the periods indicated. The selected financial data presented below as of and for the three months ended March 31, 2012 and 2011, have been derived from unaudited financial statements which are contained elsewhere in this Registration Statement and, in the opinion of management, include all adjustments necessary for a fair presentation of the information for those periods. The results of operations for any interim period are not necessarily indicative of results of operations for a full fiscal year. The selected financial data presented below as of and for the fiscal years ended December 31, 2011 and 2010 have been derived from Boreal Water Collection’s audited financial statements which are contained elsewhere in this Registration Statement.

When reading the selected historical financial data, it is important to read it in conjunction with “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Boreal Water Collection” and “Item 15. Financial Statements and Exhibits—Boreal Water Collection, Inc. Unaudited Financial Statements and Boreal Water Collection, Inc. Audited Financial Statements” included in this Registration Statement. The selected financial data may not be indicative of our future performance.

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	Three Months Ended		Year Ended
	March 31,		December 31.
	(Unaudited)		(Audited)
	2012	2011	2011	2010
Income statement data:
Revenues	$610,718	$554,139	$2,658,608	$2,519,823
Cost of sales	414,642	434,086	1,800,871	1,801,454
Gross profit	196,076	120,053	857,737	718,369

Operating expenses:
Selling, general and administrative	180,783	173,394	1,151,507	990,355
Depreciation and amortization	110,979	108,300	440,065	432,687
Total expenses	291,762	281,694	1,591,572	1,423,042

Net operating income	(95,686)	(161,641)	(733,835)	(704,673)

Other expenses	26,133	21,518	99,225	82,205
Net loss	$(121,819)	$(183,159)	$(833,060)	$(786,878)

Balance sheet data:
Total current assets	$420,254	$440,537	$353,493	$407,876

Total assets	4,035,692	4,391,273	4,079,910	4,466,908

Total current liabilities	2,759,784	1,017,926	2,728,908	910,403

Total liabilities	3,642,969	3,801,111	3,612,093	3,693,588

Stockholders' equity	392,724	590,162	467,817	773,320

Lack of Risk Sensitive Instruments: We do not have “risk sensitive instruments” to disclose.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

THE DISCUSSION IN THIS SECTION CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR OUR FUTURE PERFORMANCE. WORDS SUCH AS "ANTICIPATES," "BELIEVES," "EXPECTS," "INTENDS," "FUTURE," "MAY" AND SIMILAR EXPRESSIONS OR VARIATIONS OF SUCH WORDS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, BUT ARE NOT THE ONLY MEANS OF IDENTIFYING FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE ONLY PREDICTIONS AND ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY.

IN EVALUATING SUCH STATEMENTS, YOU SHOULD CONSIDER VARIOUS RISK FACTORS, INCLUDING BUT NOT LIMITED TO, THE INHERENT DIFFICULTY IN OPERATING A “GOING CONCERN;” THE EFFECT IF THERE WERE TO BE SIGNIFICANT CHANGES IN MANAGEMENT PERSONNEL; POTENTIAL PRODUCT LIABILITY ISSUES; DIFFICULTY IN MEETING COMPETITOR CHALLENGES SUCH AS THE INTRODUCTION OF NEW PRODUCTS; INCREASED RESEARCH AND DEVELOPMENT AND/OR EQUIPMENT ACQUISITION COSTS; CHANGES IN GENERAL ECONOMIC CONDITIONS AND/OR THE INDUSTRY IN WHICH THE COMPANY COMPETES; CHANGES IN THE QUALITY AND/OR SOURCES OF RAW MATERIALS; MAJOR GOVERNMENT REGULATION CHANGES AND/OR ISSUE(S); FLUCTUATIONS IN WORK FORCE QUALITY AND AVAILABILITY; LABOR DISRUPTIONS (SUCH AS RAW MATERIAL, CONTAINER MANUFACTURE, PRODUCT TRANSPORTATION STOPPAGES OR SLOWDOWNS); ANY OF WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

A.	RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2012 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2011

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We are a calendar year corporation and report our financial information on both a quarterly and annual basis. Our business and financial outlook for the year 2012 is very positive, both for new and existing business opportunities, which we have been pursuing for the past few months. We are very encouraged with the progress of the negotiations associated with these exciting business opportunities. Our management team is dedicated to building valuable, long-term relationships with existing and new customers. This dedication to developing and nurturing long-term relationships with our customers, old and new, drives our sales, marketing, customer service activities. We remain committed to providing our customers with a quality product, competitively priced, and delivered or made available for pickup on the dates specified in each sales order, because we recognize that long-term relationships are based on mutual trust between the supplier and the customer. This commitment has helped the Company grow its revenue on a quarter over quarter basis. For example, we reported gross sales of $610,718 and $514,139 for the three months ended March 31, 2012 and 2011, respectively, an increase of $56,579, or 10%.

For the quarter ended March 31, 2012, we reported net loss of $121,818, a decrease in net loss of $61,341, or 33%, from the net loss reported for the same period in 2011. We anticipate that, as we continue to execute our business plan, we will report net income, rather than net loss, in subsequent reporting periods. For the three month period ended March 31, 2012, we reported cost of sales and gross profit of $414,642 and $196,077, respectively, a gross margin of 32%. For the comparable period in 2011, we reported cost of sales of $434,086 and gross profit of $120,053 a gross profit percentage of 22%. The increase in gross margin is primarily attributable to the higher margin Boreal receives as a result of producing enhanced and functional waters and the reduction in the cost of product delivery.

For the three month periods ended March 31, 2012 and 2011, we reported selling, general and administrative expenses of $180,783 and $173,394, respectively, an increase of $7,389, or 4%. This increase is primarily attributable to an increase in stock based compensation of $30,000, offset by a decrease of $33,000 in selling expenses.

Advertising and business expenses were $378 and $600 for the three month periods ended March 31, 2012 and 2011, respectively.

For the quarterly periods ended March 31, 2012 and 2011, we reported $42,564 and $8,730 for consulting, legal, and other professional fees, respectively, an increase of $33,834, or 338%. This increase was primarily attributable to the cost of consultants engaged to negotiate a reduction in real estate taxes and to assist in the evaluation of financing alternatives.

Salaries and related compensation costs totaled $119,979 for the quarter ended March 31, 2012, a decrease of $4,995, or 4%, from $124,974 reported for the comparable period in 2011.

For the three month periods ended March 31, 2012 and 2011, we reported interest expense of $28,853 and $23,918, respectively. Debt obligations and interest paid against these debt obligations are discussed in Notes 7 - 10 of our quarterly financial statements issued for the period ended March 31, 2012.

Other income totaled $2,720 and $2,400 for the three month periods ended March 31, 2012 and 2011, respectively, an increase of $320, consisting primarily of an increase in interest income of $120 and increase in rental income of $200.

For the three month periods ended March 31, 2011 and 2011, the Company did not pay any federal income taxes.

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LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2012, the Company had an accumulated deficit since January 10, 2006 (the date of quasi reorganization) of $1,990,726. Liquid assets at March 31, 2012 consisted primarily of cash and cash equivalents of $25,111. Current liabilities of $2,759,784 exceeded current assets by $2,339,530. Historically, we have financed our business through cash generated from ongoing operations, proceeds from sale of common stock to third party investors, and borrowings from financial institutions, and advances received from related parties, and officers of the Company. The company is currently pursuing financing alternatives.

Cash decreased $43,134 to $25,211 at March 31, 2012, as compared to $68,315 at December 31, 2011, which results from the following:

Net loss	$(121,818)
Adjustments to reconcile net loss to net cash	158,979
Changes in operating assets and liabilities	(120,512)
Net cash provided by operating activities	(83,351)
Investing activities	(1,275)
Financing activities	41,492
Net decrease in cash	$(43,134)

Cash used by our operating activities for the three months ended March 31, 2012 was approximately $43,134, comprised of a net loss of $121,815, noncash reconciling adjustments of $158,979, changes in operating assets and liabilities of $120,512. Noncash reconciling adjustments include stock-based compensation of $30,000, depreciation of $110,979, and stock issued for services of $18,000.

The $120,512 change in operating assets and liabilities is primarily attributable to an increase in accounts receivable of $45,339 and an increase in prepaid expenses of $59,386.

Cash used in investing activities of $1,275 was used to purchase shares of common stock for the treasury. Cash provided by financing activities was approximately $41,492, comprised of advances from related parties of $28,019, advances from officer of $48,958, partially offset by payments against equipment financing of $15,000 and payments against property tax financing obligation of $20,485.

B.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE PAST TWO FISCAL YEARS.

OVERVIEW

Boreal Water Collection is a personalized bottled water corporation, specialized in providing premium custom bottled water for its customers. Whether it is for publicity, promotion, marketing, internal use or a specific event, Boreal is a one-stop shop. We offer turnkey service, with prize-winning Boreal private label water (ITQI for Boreal Water by the International Taste Quality Institute in Belgium 2012), made-to-order labeling, distinctive water containers and fully integrated services from the ground up. We believe our production technology and our creative personnel are among the brightest and best in the industry.

On April 3, 2009, the Company acquired substantially all of the assets of A.T. Reynolds & Sons, Inc., a New York spring water company, which was at the time a debtor in possession under Chapter 11 of the US Bankruptcy Code. The purchase price paid by the Company was significantly less than its fair market value at the date of acquisition. This transaction has enables us to grow the business and achieve our sales and operational objectives more quickly than we might have otherwise.

Looking forward, management believes variety and uniqueness will be the centerpieces of BRWC’s strategic planning, features which will provide us a competitive advantage, in that we have the ability to process a full range of water and bottle types. Based on available industry information, Boreal is one of the few bottlers focused on this attractive niche. Our location also provides us with sales, marketing, and operational advantages, in that we have easy access to the Tri-State area, New York City is only 90 miles away from the famous Catskills Mountains, and only 17 miles from Alpine Springs, the source of our natural spring water. Boreal’s unique model enables us to attract high-margin – rather than commoditized – business, which will help us achieve short and long-term, profitable growth, while creating value for our shareholders.

The Company’s objective is to develop the most extensive distribution network in North America and warehouses across Canada and the United States. Unlike other bottled water companies, we also have exclusive access to two pristine and abundant springs, one an award-winning source (ITQI for Boreal Water by the International Taste Quality Institute in Belgium 2012), deep in the untouched wilds of Canada, and the other in the prestigious Catskills Mountains in New York. With exclusive exploitation rights (40 year contract dated on Nov 1, 1995), Boreal has unlimited access to Alpine Spring water and has the right to draw 225,000,000 liters per year as per a permit from the Quebec Ministry of Environment.

We have a licensing agreement with Les Sources Saint-Elie Inc. located in Quebec, Canada, an affiliated company. This licensing agreement provides us a number of benefits, including, access to technological improvements and access to a proprietary customer base knowledge for the high-end private labeling business. Les Sources Saint-Elie places great emphasis on customization and quality, which has helped the company earn its excellent reputation, a reputation it has maintained over a number of years. Under the terms of the licensing agreement, Boreal is the exclusive distributor of the Saint-Elie brand for the US market.

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We co-pack for a number of high-profile brands. Our customers include a diversified mix of beverage and other companies, retailers and large water marketers.

The Company has adopted a calendar year accounting period, which begins on January 1, and ends on December 31 of a given year. We report financial information on a quarterly and annual period. For years ended December 31, 2011 and 2010, we reported revenues of $2,658,608 and $2,519,823, respectively, an increase of $138,785, or 6%. We anticipate that our sales volume will continue to increase as customer awareness of our company grows. We reported net loss for the years ended December 31, 2011 and 2010 of $833,060 and $786,878, respectively, an increase of $46,182, or 6%. This increase in net loss is primarily attributable to the $168,530 (12%) increase in total expenses and a $17,020 (20%) increase in other expenses, partially offset by a $139,368 (19%) decrease in gross profit. The increase in total expenses is primarily attributable to the $161,142 (16%) increase in selling and general and administrative expenses, which includes increases for legal fees, cost of consultants, and stock compensation expenses, partially offset by decreases commissions, advertising, and utilities. See below for a detailed discussion of these increases and decreases in selling and general and administrative expenses.

As of December 31, 2011, we had an accumulated deficit of $1,868,908 since January 10, 2006 (date of quasi reorganization), up from $1,035,848 reported at December 31, 2010.

None of our debt instruments contain provisions for fluctuations in interest rates.

CRITICAL ACCOUNTING POLICIES

Our significant accounting policies are disclosed in Note 2 of our Audited Financial Statements ending December 31, 2011. Certain of our policies require the application of management judgment in making estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes. Those estimates and assumptions are based on historical experience and various other factors deemed to be applicable and reasonable under the circumstances. The use of judgment in determining such estimates and assumptions is by nature, subject to a degree of uncertainty. Accordingly, actual results could differ from the estimates made.

RESULTS OF OPERATIONS

COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011

Revenues for the years ended December 31, 2011 and 2010 were $2,658,608 and $2,519,823, respectively, an increase of $138,785, or 6%. This increase is primarily attributable to increases in sales received from co-packing, pallets and handling, and our one gallon products of approximately $173,000, $88,000, and $22,000, respectively, partially offset by a decrease in sales of our PET house brand and our 3/5/6 gallon products of approximately $41,000 and $113,000, respectively.

Gross profit increased $139,368, or 19%, to $857,737 in 2011 from $718,369 in 2010. As a percentage of sales, gross profit increased to 32% in 2011 from 28% in 2010. This increase in gross profit is primarily attributable to (1) the increase revenues in 2011 over 2010 and (ii) improved utilization of the plant facilities.

Selling and general and administrative expenses increased $161,152, or 16%, to $1,151,507 in 2011 from $990,355 in 2010. As a percentage of revenues, selling and general and administrative expenses to 43% in 2011 from 39% in 2010. The $161,152 increase is primarily attributable to increases in stock compensation expenses, professional fees, and other administrative expenses, partially offset by decreases in salaries, commissions, advertising, and travel and entertainment.

Net other income (expense) for the years ending December 31, 2011 and 2010 was $99,225 and $82,205, respectively. The $17,020 increase is primarily due to a $22,393 decrease in rental income, partially offset by a $6,037 decrease in interest expense.

Additional Plan of Operation.

Boreal has renegotiated all contracts with suppliers and customers, restructured and conducted what we believe is a successful turnaround strategy, and has developed and designed a new marketing approach with a goal of making Boreal Water Collection North America’s leader for high-end private label bottled water. In addition, Mrs. Lavoie, on our behalf, has attained the status of a Regionally Significant Project under the Empire Zone State Program, which will allow BRWC to add new lines, equipment, and jobs.

Management is of the opinion the Company is in a position to accelerate our development plans. The first part is to provide existing Customers with the additional volume they request and seek new business with a view to complete combined sales in access in the range of $4 million to $5 million for the 12 months ending December 31, 2012. During this period, it is anticipated that funds will be allocated to bring our Over the Counter (“OTC”) Markets filings to “OTCQX”, aid in the completion of filings required for the Company to become a reporting issuer with the Securities and Exchange Commission (“SEC”), and to add equipment at our plant in order to complete the upgrading process.

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Subsequent to that being accomplished, the company will prepare for:

a)	The acquisition of a glass bottling line to better service the Tri-State high end market.

b)	The acquisition of a sparkling water bottling line to be able to service that new market and develop the sales.

c)	This combined growth and consolidation effort will require access to more capitalization and Interim funding on a timely basis. This will enable the company to:

▪	Establish a strong management and organization structure;
▪	Extend our distribution network and geographic coverage so to establish our intended position as North American’s leader of high end private label water;
▪	Consider the acquisition of other water springs in the US and the establishment of production plants at the chosen location, with the Southeast United States as a priority.

Settlement of Lawsuit:

On April 20, 2009, Dowser, LLC (“Dowser”) commenced an action against the Company, as defendants in the United States District Court for the Southern District of New York, alleging breach of contract arising out of the Company’s purchase of certain assets in the Chapter 11 Bankruptcy Case in Re A.T. Reynolds & Sons, inc. Case No. 08-37739 (cgm), pending in the United States Bankruptcy Court, Southern District of New York, Poughkeepsie Division (“Reynolds Bankruptcy”). As alleged in its complaint, Dowser sought alleged “actual and consequential damages in the amount to be determined at trial, but believe to exceed $3.5 million plus interest; primarily in the sale of the “Home and Office Division” (“HOD”) by BRWC to another company.

On June 12, 2009, the Company submitted its answer in the Dowser Action, denying liability and asserting various affirmative defenses, including, among other things, failure to condition precedent and the Bankruptcy Court Orders regarding the sale of the assets to the Company. The Bankruptcy Court had granted approval for the Company to sell the HOD to another company.

One of the attorneys with the firm that has been defending the Company has been identified as a potential witness in the Dowser action and the law firm has withdrawn as counsel for the Company, with the Company’s knowledge and consent. The Company engaged new counsel on March 15, 2011. Certain depositions were provided in the fall of 2011 and spring 2012.

The parties to this action have now reached an out of court settlement and the Company has granted an exclusive master bottling rights to Dowser to bottle Leisure Time water in 3, 5, and 6 gallon refillable containers. Both parties are committed to a smooth transition in the co-packing activities.

Accordingly, Boreal will discontinue the bottling of this kind of refillable containers. In the words of Ms. Lavoie, “will concentrate at what we are good at, which is the small format bottles and the private label business.”

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C. Off-Balance Sheet Arrangements.

The Company has no off-balance sheets arrangements.

ITEM 3. PROPERTIES.

Boreal Water’s Bottling facility and bottling capabilities are flexible and can service a broad range of customers of all sizes, fulfilling their specialized water and packaging needs.

Size: BRWC occupies approximately 75,000 square feet, at 4496 State Road 42N, Kiamesha Lake, NY 12751. 55,000 square feet of this space is used for manufacturing purposes.

Facility Enhancements: BRWC is currently planning to install a glass bottling line, sparkling water line, and also packaging secured ice.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The Company’s beneficial owners and management follow:

Percentage of
Outstanding
Name and Address	Common Stock(1)
Mrs. Francine Lavoie, 4496 State Road 42 North, Kiamesha Lake, NY 12751	Greater than 10%

Security Ownership of Management:

(1) Title of class	(2) Name and address of beneficial owner	(3) Amount and nature of beneficial ownership	(4) Percent of class

Common	Mrs. Francine Lavoie, 4496 State Road 42 North Kiamesha Lake, NY 12751	225,000,000 shares	75%
Common	Mr. Christopher Umecki 4496 State Road 42 North Kiamesha Lake, NY 12751	2,000,000 shares	0.66%

Note: none of the above shares are pledged as security.

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ITEM 5.    DIRECTORS AND EXECUTIVE OFFICERS

Currently, we have one director and two officers.

Set forth below are the names, ages, positions, and biographical information of our director and executive officers.

Name	Age	Position
Mrs. Francine Lavoie	53	President, CEO, Treasurer
Mr. Christopher Umecki	51	VP - Operations

A.	The name of the chief executive officer, sole member of the board of directors and control persons.

1.	Mrs. Francine Lavoie is the president, chief executive officer, treasurer, and currently the sole director of the Company, located at 4496 State Road 42N, Kiamesha Lake, NY 12751, positions she has held since May 2008. Mrs. Francine Lavoie has been in the bottling and distribution of natural spring water since 2000. Ms Lavoie has a B.A.Sc. in chemical engineering from the University of Ottawa and a M.B.A. from University of Western Ontario. She also holds several awards from Best Business of the Year, Excellence in Export from the Minister of Agriculture, and Best Business Builder of the Year, to Best Women Entrepreneur of the Year. In addition to serving as president and CEO of Boreal Water Collection, Inc., Ms. Lavoie is also president and owner of Les Sources Saint-Elie, a three time award winner for superior taste from the International Taste and Quality Institute. She has previously demonstrated her business abilities in real estate development, product conception, and international sales as the president and owner of DeLaVoie International from 1986 through 2002. In 2001, Mrs. Lavoie became the president of Les Sources Saint-Elie and restructured the entire company after a near bankruptcy situation. She developed and designed a new marketing approach and managed the whole plant operation from sales, finance, and manufacturing at the natural spring water bottling plant to obtaining a permit to increase production from regulatory agencies, which makes Saint-Elie one of Canada’s largest sources in Quebec. In April of 2009, Ms. Lavoie acquired A.T. Reynolds dba Leisure Time Spring Water (LTSW) from the bankruptcy courts. Based on her experience in business and specifically in the bottle water industry, she quickly determined that it would be in the Company’s best interest to sell the Home and Office Division (“Division”), which ultimately resulted in the successful sale of the Division to LTSW to a NJ distributor, with a four year bottling contract. She has renegotiated all contracts with suppliers and customers, restructured and conducted a successful turnaround strategy, and has developed and designed a new marketing approach, with a goal of making Boreal Water Collection the North Eastern USA leader for high-end private label bottled water. Ms. Lavoie has also obtained approval for the status of a Regionally Significant Project under the Empire Zone State Program, which will allow BRWC to add new lines, equipment, and jobs.

2.	Christopher Umecki is vice president of operations and also in charge of the design department and IT department located at 4496 State Road 42N, Kiamesha Lake, NY 12751. Mr. Umecki is a results-driven operating executive with 10 years’ progressive experience in plant, manufacturing and distribution management, with the ability to combine modern manufacturing philosophies and systematic approaches to consistently deliver strong operating and financial results. He has over 15 years experience in publicity, graphic design, and photography, which includes photo art, logos and brochures, infography, graphics and design, and production of electronic and printed material. Mr. Umecki had experience with organizations such as Alfred Sung, Tropicana, and L'Oreal; he is recognized in the industry for his innovations and creativity. He also manages all the bottling, ordering and deliveries process, directly from the Boreal plant.

3.	None of the officers or the sole director have been the subject of a conviction in a criminal proceeding, or named as a defendant in a pending criminal proceeding, or had an order, judgment or decree entered by a court of competent jurisdiction that in any way enjoined, barred, suspended or otherwise limited that officers or directors involvement in any business, securities, commodities or banking activities; nor has any officer or director been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended or vacated; or been the subject of the entry of an order by self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited any officer’s or director’s involvement in any type of business of securities activities.

All directors have the business address as the corporate headquarters. There are no relationships by, between or among the officers and directors and shareholders of the Company not disclosed in this document. No conflicts of interest are believed to exist.

4.	Board memberships and other affiliations: Mrs. Lavoie is an administrator and principal shareholder of two companies formed in Quebec, Canada: Les Sources St-Elie Inc. and 3090-8925 Quebec Inc.

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ITEM 6. EXECUTIVE COMPENSATION

Compensation for the management and the sole member of the board of directors has been determined by the board of directors, and to date is unpaid, and accrued on the books and records of the Company.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Francine Lavoie	2009	none	none	none	none	none	none	none	none

Francine Lavoie	2010	46,027	none	7,671	none	none	none	none	53,698

Francine Lavoie	2011	45,370	none	17,561	none	none	none	none	52,931

Christopher Umecki	2010	none	none	none	none	none	none	none	none

Christopher Umecki	2011	none	none	10,000	none	none	none	none	10,000

There are no performance based, warrant, option, incentive, retirement, pension, plan-based, non-qualified deferred, golden parachute or other plans for Management. No director compensation has been paid by the Company. We do not have a Compensation Committee of the board of directors.

A.	Number and class of the issuer’s securities beneficially owned by each such person.

Francine Lavoie owns 225,000,000 shares of common stock

B.	Legal/Disciplinary History.

None for the foregoing persons have a legal or disciplinary history.

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ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

A.	Mrs. Lavoie is married to Mr. Christopher Umecki.

B.	Disclosure of Related Party Transactions

At December 31, 2011 and 2010, the Company owed a related party (Mrs. Lavoie’s company Les Sources Saint-Elie) approximately $125,000 and $152,000, respectively, for ongoing operating and purchase transactions with the related party company.

At December 31, 2009, the Company owed its chief executive officer approximately $255,000 for advances made for working capital purposes. The loan payable to the officer was non-interest bearing and due on demand. On August 13, 2010, the Company issued 181,562,210 shares of common stock to the chief executive officer in full settlement of the debt obligation.

On May 10, 2011, the Company issued 5,331,494 shares of its $0.001 par value common stock to its president and CEO in settlement of unpaid wages from the year 2010.

ITEM 8.   LEGAL PROCEEDINGS.

The “Dowser Action:”

On April 20, 2009, Dowser, LLC (“Dowser”) commenced an action against the Company, as defendants in the United States District Court for the Southern District of New York, alleging breach of contract arising out of the Company’s purchase of certain assets in the Chapter 11 Bankruptcy Case in Re A.T. Reynolds & Sons, inc. Case No. 08-37739 (cgm), pending in the United States Bankruptcy Court, Southern District of New York, Poughkeepsie Division (“Reynolds Bankruptcy”). As alleged in its complaint, Dowser sought alleged “actual and consequential damages in the amount to be determined at trial, but believe to exceed $3.5 million plus interest; primarily in the sale of the “Home and Office Division” (“HOD”) by BRWC to another company.

On June 12, 2009, the Company submitted its answer in the Dowser Action, denying liability and asserting various affirmative defenses, including, among other things, failure to condition precedent and the Bankruptcy Court Orders regarding the sale of the assets to the Company. The Bankruptcy Court had granted approval for the Company to sell the HOD to another company.

One of the attorneys with the firm that has been defending the Company has been identified as a potential witness in the Dowser action and the law firm has withdrawn as counsel for the Company, with the Company’s knowledge and consent. The Company engaged new counsel on March 15, 2011. Certain depositions were provided in the fall of 2011 and the spring of 2012.

The parties to this action have now reached an out of court settlement and the Company has granted an exclusive master bottling rights to Dowser to bottle Leisure Time water in 3, 5, and 6 gallon refillable containers.

The Cortellazi, et al Matter:

In another matter; Boreal Water Collection, Inc. (“company” or “BRWC”) and Mrs. Francine Lavoie, CEO and controlling shareholder of the company, received multiple offers for the purchase of her shares in 2011. On or about January 5, 2011 a LOI was received from Global Biotech. Later, Mr. Andrea Cortellazi made three such offers in succession; first through a company known as “Kochi,” then personally, and finally on or about May 17, 2011 from a company named Monticello Water Company (“Monticello”).

In the spring of this year, Cortellazi brought 2 gentlemen on board to assist in his buy-out bid. One was proposed as CEO (to replace Mrs. Lavoie) and the other was a former member of BRWC management. They came to the company bottling plant in Lake Kiamesha, NY, looked at the Company’s equipment with outside experts and suppliers and formulated a plan for the operation of the company moving forward. They contacted company employees for information, obtained reports. The proposed CEO made it very clear to our employees that he would be the new CEO; in fact so often that Mrs. Lavoie felt compelled to remind them that the buy-out had not closed and she was still CEO. Cortellazi continually stated that he was the new owner. When this was conveyed to Mrs. Lavoie, she would always correct him on that and tell the employees that she was still owner.

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Shortly after Cortellazi made his offer through Monticello Water Company, he and the proposed CEO came to Mrs. Lavoie and announced that they were not able to raise money for the shares buyout because she remained CEO of the company. In effect, they stated her continued managerial involvement raised doubts in the minds of their prospects that she was actually leaving, and selling, the company. Mrs. Lavoie was upset by this, but wanted the transaction to succeed. She also knew as controlling shareholder, she retained ultimate control if needed. Mrs. Lavoie submitted her letter of resignation, but only with an understanding that the shares purchase close with a week’s time. Also, at this point in time, Mrs. Lavoie was unaware that the former member of BRWC management was also involved.

In or about early June of 2011, Cortellazi stated to Mrs. Lavoie that she needed to go with him to a local bank to sign papers enabling him to finance the shares buy-out. The buy-out included an almost $2 million personal bank guarantee that was to transfer from Mrs. Lavoie to Cortellazi. Mrs. Lavoie brought along the Monticello paperwork to show that a transaction was in the works. Cortellazi told her he would open an account in BRWC’s name as part of the financing application with the bank. She assumed this was required by the bank to assure the transfer of funds within the bank’s system. It was her understanding, as re-assured by the bank branch manager, that the account would be dormant until the shares buyout closed. Mrs. Lavoie never authorized the use of this account by Cortellazi.

Deadlines and Cortellazi promises came and went. Mrs. Lavoie finally decided to go back to Canada (her permanent residence) to enroll her young son in school for the fall term. At the same time, she discovered that the AMF in Montreal had leveled fraud charges and fines against Cortellazi. AMF is a Canadian equivalent of the Securities and Exchange Commission in the United States. The companies involved included Global Biotech (the first share buyout offeror as stated above), but did not include BRWC.

Then, Mrs. Lavoie received a NSF notice for a check written by Cortellazi on this account. She demanded of both Cortellazi and the bank branch manager that use of this account cease immediately. She inquired as to the status of Cortellazi’s financing application and was told by the bank branch manager that it was being considered at the bank’s main branch.

Despite Mrs. Lavoie’s protestations, more NSF check notices arrived. On or about August 10th of 2011, she delivered a written demand to the bank branch manager to close the account. A week later, Mrs. Lavoie sent cease and desist letters to Cortellazi, the proposed CEO and the former BRWC member of management. Mrs. Lavoie was then re-instated by the company Board of Directors as CEO.

Later, Mrs. Lavoie and company employees have been receiving email, text and phone call threats from the proposed CEO. The former BRWC member of management threatened legal action against Mrs. Lavoie and BRWC. He claims that BRWC owes him approximately $125,000 in NSF checks he received from the unauthorized use of the bank account set up by Cortellazi. Ironically, this gentleman was aware all along that Cortellazi had set up this account in the name of BRWC, but that the use of the account, though unauthorized, had nothing to do with the operation of the company, only for Cortellazi’s use in attempting to buy a controlling interest in BRWC.

Upon information and belief, Cortellazi promised the proposed CEO and the former company officer that they would manage BRWC and would become rich as major owners of BRWC moving forward. Cortellazi, with no water bottling business background, needed the resumes and promised involvement of the proposed CEO and the former BRWC member of management to give his financing application and other search for funds credibility. The true nature and intent of Cortellazi has become apparent and failed; to defraud BRWC and Mrs. Lavoie by stringing out his supposed effort to finance the purchase of the shares until Mrs. Lavoie ran out of options and brought in Cortellazi as a partner (at first) as her only perceived way of keeping BRWC’s doors opened.

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A “Summons with Notice” (but not a Complaint), naming BRWC, Mrs. Lavoie and Cortellazi as defendants, was filed on March 14th, 2012 in the Sullivan County, New York Supreme Court (and later served on BRWC and Mrs. Lavoie) by counsel for plaintiffs (the proposed CEO and former Boreal employee). The index number of the court filing is 2012-676. The Company and Mrs. Lavoie have retained counsel. Assuming a Complaint is actually served and if the matter is not dismissed first for failure to file and serve a Complaint and/or for failure to move the case forward on a timely basis BRWC and Mrs. Lavoie will vigorously defend themselves, as well as likely file counterclaims (and cross claims against Cortellazi) for fraud, breach of contract, interference with prospective advantage, the usurpation of BRWC’s corporate identity and more.

The Company may be a defendant in various suits and claims that arise in the normal course of business. In the opinion of management, the ultimate disposition of these other suits and claims, if any, will not likely materially affect the Company’s financial position, liquidity, or results of operations.

ITEM 9.   MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED EQUITY HOLDER MATTERS.

     (a) Market Information

     Our common stock is traded under the symbol BRWC on www.otcmarkets.com.

     (b) Holders

Period end date; April 31, 2012.

(i)	Number of shares authorized;
600,000,000.
(ii)	Number of shares outstanding;
300,703,351
(iii)	Freely tradable shares (public float);
25,551,777
(iv)	Total number of beneficial shareholders
Francine Lavoie is the only beneficial shareholder.
(v)	Total number of shareholders on record;
993 shareholders.

     (c) Distributions

     We have not made, and do not anticipate making in the foreseeable future, any distributions to our Common stockholders.

ITEM 10.   RECENT SALES OF UNREGISTERED SECURITIES.

The following shares were issued pursuant to Section 4(2) of the Securities Act of 1933. The uses of proceeds are contained within the explanation for each transaction.

On August 13, 2010, the Company issued 45,437,790 shares of common stock to its president and chief executive officer for cash, which increased the shares outstanding to 69,042,929.

On August 13, 2010, the Company issued 181,562,210 shares of its common stock in settlement of loans and advances made to the Company by its president and chief executive officer, which increased the shares outstanding to 250,605,139.

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On December 31, 2010, the Company issued 1,547,500 shares of its $0.001 par value common stock, respectively, in settlement of a loan made to the Company by a third party investor, which increased the shares outstanding to 252,152,639.

On April 25, 2011, the Company issued 5,000,000 shares of its $0.001 par value common stock in settlement of a debt obligation, which increased the shares outstanding to 257,152,639.

On May 9, 2011, the Company issued 3.4 million shares of its $0.001 par value common stock to its employees as bonuses, which increased the shares outstanding to 260,552,639.

On May 10, 2011, the Company issued 10.0 million shares of its $0.001 par value common stock to a third party investor for a cash payment of $143,575, which increased the shares outstanding 270,552,639.

On May 10, 2011, the Company issued 5,331,494 shares of its $0.001 par value common stock to its president and CEO in settlement of unpaid wages, which increased the shares outstanding to 275,884,133. We valued these shares at $0.01 per share.

On May 23, 2011, the Company issued 5,952,500 shares of its $0.001 par value common stock in settlement of a debt obligation, which increased the shares outstanding to 281,836,633.

On September 1, 2011, the Company issued 10,766,700 shares of its $0 .001 par value common stock in settlement of a debt obligation, which increased the shares outstanding to 292,603,333.

On December 5, 2011, the Company issued 300,000 shares of its $0.001 par value common stock for services rendered, which increase the shares outstanding to 292,903,333 We valued these shares at $0.01 per share.

Subsequent to March 31, 2012, the Company entered into two agreements to issue a total of 955,556 restricted shares its $0.001 par value common stock for professional services to be rendered during the year ended December 31, 2012.

On May 7, 2012, the Company received $30,000 from the sale 1,500,000 restricted shares of its $0.001 par value common stock under the terms of a private placement agreement. These shares were valued at $0.02 per share.

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The following Shares have been issued as restricted in a continuing, non-brokered private placement offering pursuant to Rule 506 of Regulation D of the SEC, as well as Section 4(2) of the Securities Act of 1933. Proceeds from these sales of restricted securities have been use to operate and grow the Company.

Investor List
Subscriber	Amount ($US)	Shares	Date
Josée Thibodeau	5,000	10,000	February 3, 2008
Premiere Maintenance Inc.	10,000	20,000	January 30, 2008
Clément Lavoie	20,000 50,000	40,000 100,000	November 26, 2007 August 7, 2009
Jaroslaw Chudzinski	10,000 5,000	20,000 10,000	December 4, 2007 April 7, 2009
Pierrette Savard	5,500	11,000	December 7, 2007
Ghislaine Sant	2,000	4,000	December 6, 2007
9075-0571 Québec Inc.	5,000	10,000	February 19, 2008
Interick Marketing Inc.	50,000	100,000	February 8, 2008
Gaël Radier	7,000	14,000	December 1, 2007
Argantel Radier	5,000	10,000	December 25, 2007
Karl Maltais	25,000 25,000	50,000 50,000	February 26, 2008 March 25, 2008
Lise Laure Joanis	150,000	300,000	December 14, 2007
Denis Joanis	100,000	200,000	December 14, 2007
Ansbacher Bank	200,000 100,000	400,000 200,000	January 20, 2009 August 24, 2009
Suzanne Lemay	200,000	400,000	May 21, 2008
Réal Brouillette	20,000	40,000	April 20, 2009
Christopher Umecki	9,060	18,120	May 27, 2009
Gerald Surpris	4,000	8,000	July 14, 2008
Monica Jurek	10,000	20,000	Aug 26, 2009
Hyperion Series I sec	70,000	140,000	July 22,2009
TOTAL	$1,087,560	2,175,120

ITEM 11.   DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The securities to be registered are the common stock of the Company, referred to in this Registration Statement as “Common Stock.” The rights of the Common Stock are set forth in the Company’s Bylaws. The following description of the rights of holders of Common Stock is a summary and is qualified in its entirety by reference to the Bylaws, included herewith at Exhibit 3(ii).

Rights to Receive Allocations of Net Income and Loses; Distributions; Distributions in Liquidation

Holders of Common Stock share proportionally in the net income or loss of the Company and are entitled to receive distributions from the Company. Upon liquidation, the holders of Common Stock may be entitled to any remaining assets of the Company after accounting for (i) the costs and expenses of the winding up, liquidation and termination of the Company, (ii) payment to creditors of the Company, and (iii) the necessary reserves that have been established to meet any and all contingent and unforeseen liabilities or obligations of the Company.

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Voting Rights

The Common Stock are the only common stock of the Company with voting rights. Holders of Common Stock are entitled to one vote for each Common Stock share held.. All holders of Common Stock are entitled to vote on any and all matters that would require the approval of corporate shareholders organized under the laws of the State of Nevada.

Management of the Company

The Company is managed by the Board of Directors which has exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action authorized by the Board of Directors will constitute an act of and serve to bind the Company. Authorized actions by the Board of Directors requires an affirmative vote of a majority of the directors present at a meeting at which at least a majority of the entire Board of Directors is present.

Transfer Restrictions

Any Company Common Stock issued with a restrictive legend cannot be transferred by the holder without compliance with Rule 144 of the Securities and Exchange Commission (“the Rule”). Generally, the Rule provides for waiting periods of six months or a year upon the expiration of which the restrictive legend may be removed upon proper request from both the shareholder and the Company, along with the provision of a legal opinion regarding compliance with the Rule.

Amendments to our Bylaws

Our board of directors may amend the Bylaws, subject to oversight by shareholders (if invoked).

Summary of high and low bids on www.otcmarkets.com for our Common Stock in the secondary market:

	2012		2011		2010
	High	Low	High	Low	High	Low
1st Quarter	$0.0240	$0.0091	$0.1900	$0.0220	$0.150	$0.120
2nd Quarter	$0.0400	$0.0010	$0.1100	$0.0250	$0.120	$0.100
3rd Quarter			$0.0550	$0.0220	$0.100	$0.030
4th Quarter			$0.0300	$0.0013	$0.150	$0.018

Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

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ITEM 12.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Articles of Incorporation provide that Directors and Officers be indemnified to the greatest degree allowable under Nevada Law. Section 10.3 Our Bylaws provides:

Indemnification of Directors and Officers: The corporation shall indemnify any and all directors or officers or former directors or former officers or any person who may have served at its request as a director or officer of the corporation or of any other corporation in which it is a creditor, against expenses actually or necessarily incurred by them in connection with the defense or settlement of any action, suit, or proceeding brought or threatened in which they, or any of them, are or might be made parties, or a party, by reason of being or having been directors or officers or a director or an officer of the corporation, or of such other corporation. This indemnification shall not apply, however, to matter as to which such director or officer or former director or officer or person shall be adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of other rights to which those indemnified may be entitled, under any law, bylaw, agreement, vote of shareholders, or otherwise.

ITEM 13.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

See “Item 15. Financial Statements and Exhibits.”

ITEM 14.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS.

Audited Financial Statements for our fiscal years 2011 and 2010 are included herewith, along with unaudited interim financial statements for the period ending March 31, 2012. Our Articles of Incorporation, with all amendments thereto and our Bylaws are included as exhibits.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 6, 2012

BOREAL WATER COLLECTION, INC.
	By:	/s/ Mrs. Francine Lavoie
		Name:	Mrs. Francine Lavoie
		Title:	President and CEO

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Financial Statements Table of Contents

F-1

Boreal Water Collection Inc.

BALANCE SHEETS

	March 31,	December 31,
	2012	2011
ASSETS
Current assets
Cash	$25,211	$68,345
Accounts receivable, less allowance for doubtful accounts of $10,715 at March 31, 2012 and December 31, 2011, respectively	136,666	91,327
Inventory	142,045	136,875
Prepaids	116,332	56,946
Total current assets	420,254	353,493

Property and equipment, net of accumulated depreciation	3,347,132	3,407,011

Other assets
License, net of accumulated amortization	238,466	289,566
Security deposit	29,840	29,840
Total other assets	268,306	319,406
Total assets	$4,035,692	$4,079,910

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Line of credit	$250,000	$250,000
Loan payable - property taxes	104,112	124,597
Loan due to officer	48,958	–
Loan payable - equipment	40,000	55,000
Mortgage payable - bank	1,840,000	1,840,000
Accounts payable and accrued expenses	323,282	321,607
Deferred revenue	–	12,292
Due to Related Party	153,432	125,412
Total current liabilities	2,759,784	2,728,908
Deferred Tax Liability	883,185	883,185
	3,642,969	3,612,093
Stockholders' equity
Common stock, $.001 par value; 600,000,000 shares authorized, 297,703,333 and 292,903,333 shares issued and 297,603,333 and 292,903,333 shares outstanding at March 31, 2012 and December 31, 2011, respectively	297,703	292,903
Additional paid-in capital	2,087,022	2,043,822
Treasury stock, 100,000 shares of common stock, at cost	(1,275)	–
Deficit accumulated since January 10, 2006 in connection with quasi reorganization	(1,990,726)	(1,868,908)
Total stockholders' equity	392,724	467,817
Total liabilities and stockholders' equity	$4,035,693	$4,079,910

The accompanying notes are an integral part of these financial statements.

F-2

Boreal Water Collection Inc.

STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2012	2011

Sales	$610,718	$554,139

Cost of sales	414,642	434,086

Gross profit	196,077	120,053

Operating Expenses
Selling and general and administrative	180,783	173,394
Depreciation and amortization	110,979	108,300

Total expenses	291,761	281,694

Net operating income	(95,685)	(161,641)

Other income (expense)

Interest income	120	–
Rental income	2,600	2,400
Interest expense	(28,853)	(23,918)

Total other income (expense)	(26,133)	(21,518)

Net income (loss) before income taxes	(121,818)	(183,159)
Provision for income taxes	–	–

Net income (loss)	$(121,818)	$(183,159)

Net loss per weighted share, basic and fully diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding, basic and fully diluted	296,465,555	111,906,509

The accompanying notes are an integral part of these financial statements.

F-3

Boreal Water Collection, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

			Additional
	Common Stock		Paid-in	Treasury	Retained
	Shares	Amount	Capital	Stock	Earnings	Total

Balance, December 31, 2010	252,152,639	$252,152	$1,557,016	$–	$(1,035,848)	$773,320
Common shares issued in settlement of debt obligation	5,952,500	5,953	(5,953)	–
Stock-based compensation	3,400,000	3,400	166,600			170,000
Common shares issued for cash	10,000,000	10,000	133,575			143,575
Common shares issued in settlement of unpaid wages	5,331,494	5,331	47,984			53,315
Common shares issued In settlement of debt obligation	10,766,700	10,767	96,900			107,667
Common shares issued for services	300,000	300	2,700			3,000
Common shares issued in settlement of debt obligation	5,000,000	5,000	45,000			50,000
Net loss - December 31, 2011					(833,060)	(833,060)

Balance, December 31, 2011	292,903,333	$292,903	$2,043,822	–	$(1,868,908)	$467,817
Purchase of treasury shares				(1,275)		(1,275)
Stock-based compensation	3,000,000	3,000	27,000			30,000
Common shares issued for services	1,800,000	1,800	16,200			18,000
Net loss - March 31, 2012					(121,818)	(121,818)

Balance, March 31, 2012	297,703,333	$297,703	$2,087,022	$(1,275)	$(1,990,726)	$392,724

The accompanying notes are an integral part of these financial statements.

F-4

Boreal Water Collection, Inc.

STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2012	2011
Cash flows from operations
Net income (loss)	$(121,818)	$(183,159)
Adjustment to reconcile net loss to net cash:
Depreciation and amortization	110,979	108,300
Stock-based compensation	30,000	–
Stock issued for services	18,000	–
Changes in operating assets and liabilities:
Accounts receivable	(45,339)	(6,894)
Inventory	(5,170)	(44,772)
Employee advances	–	(2,084)
Cash overdraft	–	35,140
Accounts payable and accrued expenses	1,675	49,503
Deferred revenue	(12,292)	7,526
Prepaid expenses	(59,386)	(17,308)
Net cash used for operating activities	(83,351)	(53,748)

Cash flows from financing activities
Related party advances, net	28,019	7,516
Advances from officer	48,958	17,480
Proceeds from short-term borrowing	(15,000)	–
Payments against loan payment - property taxes	(20,485)	–
Payments on capital lease obligation	–	(9,641)
Purchase of treasury shares, at cost	(1,275)	–
Net cash provided by (used for) financing activities	40,217	15,355

Net increase (decrease) in cash	(43,134)	(38,393)
Cash, beginning of period	68,345	38,393
Cash, end of period	$25,211	$–

Supplemental disclosures:
Cash paid during the year for:
Interest	$28,853	$23,918

The accompanying notes are an integral part of these financial statements.

F-5

Boreal Water Collection, Inc.
Notes to Financial Statements
March 31, 2012
(Unaudited)

Note 1—Description of Business and Corporate Information

Organization

Boreal Water Collection, Inc. (“Boreal” or the “Company”) was incorporated in the State of Nevada on August 21, 2001. The Company is trading on the OTC under the symbol (BRWC.PK).

The Company has operated under various names since incorporation, most recently Canadian Blue Gold, Inc. from October 2007 to March 2008, when the name was changed to Boreal Water Collection, Inc.

In April 2009, the Company acquired the assets of A.T. Reynolds and Sons, Inc., operating as Leisure Time Spring Water (“Leisure”) in Kiamesha Lake, New York. The Company is a personalized bottled water company specializing in premium custom bottled water, as a contract packer of bottled water focused on value-added products and services. The Company currently offers three types of water: spring water, distilled water, enhanced water, which is customized with minerals, oxygen, and fluoride, and a fourth type to be added, sparkling water. The Company was originally founded in 1884.

Accounting period

The Company has adopted an annual accounting period of January through December.

Note 2—Summary of significant accounting principles

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities at the date of the financial statements, as well as their related disclosures. Such estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could significantly differ from those estimates.

Cash and cash equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of cash in banks, free credit on investment accounts and money market accounts.

Foreign currency translation

The Company complies with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 830, “foreign Currency Maters.” Monetary items are translated at the exchange rate in effect at the balance sheet date; non-monetary items are translated at historical exchange rates. Income and expense items are translated at the average exchange rate for the year. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Revenue recognition

In accordance with the FASB ASC Topic 605, “Revenue Recognition,” the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured.

F-6

Boreal Water Collection, Inc.

Notes to Financial Statements
March 31, 2012
(Unaudited)

Note 2—Summary of significant accounting principles (continued)

Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance are expensed as incurred while betterments and improvements are capitalized. When items are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in operations.

The Company provides for depreciation and amortization over the following estimated useful lives:

Building	40	years
Land improvements	15	years
Machinery and equipment	5-7	years
Computer equipment	3	years
Office equipment	7	years
Trucks and trailers	5	years

Long-Lived Assets

In accordance with FASB ASC Topic 360 “Property, Plant, and Equipment,” the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.

Fair Value of Financial Instruments

The fair values of the Company’s assets and liabilities that qualify as financial instruments under FASB ASC Topic 825, “Financial Instruments,” approximate their carrying amounts presented in the accompanying balance sheet at December 31, 2011 and 2010.

Inventories

Inventory is valued at the lower of cost or market, cost being determined by the first-in, first-out (FIFO) method. Obsolete items are carried at estimated net realizable value.

Earnings per share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Basic earnings per common share ("EPS") calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

F-7

Boreal Water Collection, Inc.

Notes to Financial Statements
March 31, 2012
(Unaudited)

Note 2—Summary of significant accounting principles (continued)

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740 “Income Taxes”, which requires accounting for deferred income taxes under the asset and liability method. Deferred income tax asset and liabilities are computed for difference between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized. The determination of the Company’s provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in the Company’s consolidated financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from tax authorities. When facts and circumstances change, the Company reassesses these probabilities and records any changes in the consolidated financial statements as appropriate.

In accordance with GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce stockholders’ equity. This policy also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better consolidated financial statement comparability among different entities. Management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof. Generally, the tax filings are no longer subject to income tax examinations by major taxing authorities for years before 2008. Any potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, state and local tax laws.  The Company's management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Interest and Penalty Recognition on Unrecognized Tax Benefits

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other operational expenses. No interest expense or penalties have been recognized as of and for the three month period ended March 31, 2012.

Comprehensive Income

The Company complies with FASB ASC Topic 220, “Comprehensive Income,” which establishes rules for the reporting and display of comprehensive income (loss) and its components. FASB ASC Topic 220 requires the Company’ to reflect as a separate component of stockholders’ equity items of comprehensive income.

Stock-Based Compensation

The Company complies with FASB ASC Topic 718 “Compensation – Stock Compensation,” which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. FASB ASC Topic 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FASB ASC Topic 718 requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award the requisite service period (usually the vesting period). No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. Based on restricted stock awards granted to employees during the three month periods ended March 31, 2012 and 2011, the Company recorded $30,000 a $-0-, respectively, as compensation expense under FASB ASC 718.

F-8

Boreal Water Collection, Inc.
Notes to Financial Statements
March 31, 2012
(Unaudited)

Note 2—Summary of significant accounting principles (continued)

Stock-Based Compensation (continued)

Nonemployee awards

The fair value of equity instruments issued to a nonemployee is measured by using the stock price and other measurement assumptions as of the date of either: (i) a commitment for performance by the nonemployee has been reached; or (ii) the counterparty’s performance is complete. Expenses related to nonemployee awards are generally recognized in the same period and in the same period as the Company incurs the related liability for goods and services received. The Company recorded stock compensation of approximately $18,000 and $-0- during the three month periods ended March 31, 2012 and 2011, respectively, related to consulting services.

Valuation of Investments in Securities at Fair Value—Definition and Hierarchy

In determining fair value, the Company uses various valuation approaches. In accordance with GAAP, a fair value hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 – Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities the Company has the ability to access.

Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

F-9

Boreal Water Collection, Inc.
Notes to Financial Statements
March 31, 2012
(Unaudited)

Note 2—Summary of significant accounting principles (continued)

Valuation of Investments in Securities at Fair Value—Definition and Hierarchy (continued)

The availability of valuation techniques and observable inputs can vary from security to security and is affected by a wide variety of factors including, the type of security, whether the security is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined.

Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for securities categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many securities. This condition could cause a security to be reclassified to a lower level within the fair value hierarchy.

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular instruments. Changes in assumptions or in market conditions could significantly affect the estimates. The carrying amount of all financial assets and liabilities approximates fair value.

Valuation Techniques

The Company values investments in securities that are freely tradable and are listed on a national securities exchange or reported on the NASDAQ national market at their last sales price as of the last business day of the year.

Government Bonds

The fair value of sovereign government bonds is generally based on quoted prices in active markets. When quoted prices are not available, fair value is determined based on a valuation model that uses inputs that include interest-rate yield curves, cross-currency-basis index spreads, and country credit spreads similar to the bond in terms of issuer, maturity and seniority.

Certificate of Deposits

The fair values of the bank certificate of deposits are based on the face value of the certificate of deposits

F-10

Boreal Water Collection, Inc.

Notes to Financial Statements
March 31, 2012
(Unaudited)

Note 2—Summary of significant accounting principles (continued)

Recently Adopted Accounting Pronouncements

On June 16, 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income (Topic 220),” which requires companies to report total net income, each component of comprehensive income, and total comprehensive income on the face of the income statement, or as two consecutive statements. The components of comprehensive income will not be changed, nor does the ASU affect how earnings per share is calculated or reported. These amendments will be reported retrospectively upon adoption. The adoption of the ASU will be required for the Company’s March 31, 2012 quarterly filing, and is not expected to have a material impact on the Company.

In May 2011, the FASB issued an accounting standard update which works to achieve common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards. The update both clarifies the FASB’s intent about the application of existing fair value guidance, and also changes certain principles regarding measurement and disclosure.  The update is effective prospectively and is effective for annual periods beginning after December 15, 2011. Early application is permitted for interim periods beginning after December 15, 2011. The Company is currently evaluating the effect the update will have on its consolidated financial statements.

In January 2010, the FASB issued an accounting standard update on fair value measurements and disclosures. The update requires more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009; except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this update did not have an effect on the Company’s consolidated financial statements.

Concentration of Credit Risk

The Company maintains its cash and cash equivalents in bank deposit accounts, which, at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk related to cash and cash equivalents.

Note 3—Going concern

The accompanying financial statements have been prepared assuming that the company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. Currently, the Company has a minimum cash balance available for the payment of ongoing operating expenses, and its operations is not providing a source of funds from revenues sufficient to cover its operational costs to allow it to continue as a going concern. The continued operations of the Company is dependent upon generating profits from operations and raising sufficient capital through placement of its common stock or issuance of debt securities, which would enable the Company to carry out its business plan.

In the event we do not generate sufficient funds from revenues or financing through the issuance of our common stock or from debt financing, we may be unable to fully implement our business plan and pay our obligations as they become due, any of which circumstances would have a material adverse effect on our business prospects, financial condition, and results of operations. The accompanying financial statements do not include any adjustments that might be required should the company be unable to recover the value of its assets or satisfy its liabilities.

F-11

Boreal Water Collection, Inc.
Notes to Financial Statements
March 31, 2012
(Unaudited)

Note 4—Property and Equipment

Equipment consists of the following categories at March 31, 2012 and December 31, 2011:

	March 31,	December 31,
	2012	2010
Building	$2,376,000	$2,376,000
Land	324,000	324,000
Leasehold improvements	23,890	23,890
Furniture & fixtures	16,997	16,997
Computer equipment	26,169	26,169
Machinery and equipment	1,045,479	1,045,479
Transportation equipment	59,300	59,300
Other	170,310	170,310
	4,042,145	4,042,145
Less: accumulated depreciation	695,013	635,134
Total	$3,347,132	$3,407,011

Note 5—Stockholders’ Equity

On August 13, 2010, the Company issued 45,437,790 shares of common stock to its president and chief executive office for cash, which increased the shares outstanding to 69,042,929.

On August 13, 2010, the Company issued 181,562,210 shares of its common stock in settlement of loans and advances made to the Company by its president and chief executive officer, which increased the shares outstanding to 250,605,139.

On September 2, 2010, the Company filed a Certificate of Amendment (“Amendment”) with the State of Nevada indicating that the Company had authorized a change in its par value from $.001 to $.0001 and an increase in the number of authorized shares to 350,000,000 from 200,000,000; total authorized capital was reduced to $35,000 from $200,000.

On December 13, 2010, the Company filed a Certificate of Amendment (“Amendment”) with the State of Nevada indicating that the Company had authorized a change in its par value from $.0001 to $.001 and an increase in the number of authorized shares to 600,000,000 from 350,000,000; total authorized capital was increased to $600,000 from $350,000.

On December 31, 2010 and May 23, 2011, the Company issued 1,547,500 shares of its $0.001 par value common stock, respectively, in settlement of a loan made to the Company by a third party investor, which increased the shares outstanding to 252,152,639.

F-12

Boreal Water Collection, Inc.
Notes to Financial Statements
March 31, 2012
(Unaudited)

Note 5—Stockholders’ Equity (continued)

On April 25, 2011, the Company issued 5,000,000 shares of its $0.001 par value common stock in settlement of a debt obligation, which increased the shares outstanding to 257,152,639.

On May 9, 2011, the Company issued 3.4 million shares of its $0.001 par value common stock to its employees as bonuses, which increased the shares outstanding to 260,552,639. We valued these shares at $0.05 per share.

On May 10, 2011, the Company issued 10.0 million shares of its $0.001 par value common stock to a third party investor for a cash payment of $143,575, which increased the shares outstanding 270,552,639.

On May 10, 2011, the Company issued 5,331,494 shares of its $0.001 par value common stock to its president and CEO in settlement of unpaid wages, which increased the shares outstanding to 275,884,133. We valued these shares at $0.01 per share.

On May 23, 2011, the Company issued 5,952,500 shares of its $0.001 par value common stock in settlement of a debt obligation, which increased the shares outstanding to 281,836,633.

On September 1, 2011, the Company issued 10,766,700 shares of its $0 .001 par value common stock in settlement of a debt obligation, which increased the shares outstanding to 292,603,333.

On December 5, 2011, the Company issued 300,000 shares of its $0.001 par value common stock for services rendered, which increased the shares outstanding to 292,903,333 We valued these shares at $0.01 per share.

On January 23, 2012, The Company issued 3.0 million shares of its $0.001 par value common stock to its employees as bonuses, which increased the shares outstanding to 295,903,333. We valued these shares at $0.01 per share.

On January 23, 2012, the Company issued 1.8 million shares of its $0.001 par value common stock for services rendered, which increased the shares outstanding to 297,703,333 We valued these shares at $0.01 per share.

On February 2, 2012, the Company paid $1,275, or $0.01275 per share, to purchased 100,000 of its $0.001 par value common stock as treasury shares, which decreased the shares outstanding to 297,603,333.

Note 6—Income Taxes

At March 31, 2012, the Company had approximately $3.2 million of net operating losses (“NOL”) carry-forwards for federal and state income purposes. These losses are available for future years and expire through 2032. Utilization of these losses may be severely or completely limited if the Company undergoes an ownership change pursuant to Internal Revenue Code Section 382.

The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities consist of the following:

F-13

Boreal Water Collection, Inc.
Notes to Financial Statements
March 31, 2012
(Unaudited)

Note 6—Income Taxes (continued)

	December 31,	December 31,
	2011	2010
Deferred tax assets:
Net operating loss carryforwards	$1,280,000	$898,000
Other temporary differences	-	-
Deferred tax assets	1,280,000	898,000
Less: Valuation allowance	(1,280,000)	(898,000)
Net deferred tax asset	$-	$-

Deferred tax liabilities:
Difference between book and tax basis
of assets acquired in bargain asset purchase	$(883,000)	$(883,000)
Net deferred tax assets (liabilities)	$(883,000)	$(883,000)

The Company has taken a full valuation allowance against the other timing differences and the deferred asset attributable to the NOL carry-forwards of approximately $1,280,000 and 898,000 at March 31, 2012 and December 31, 2011, respectively, due to the uncertainty of realizing the future tax benefits.

The Company did not pay any income taxes during the three month period ended March 31, 2012 or the year ended December 31, 2012.

Note 7—Line of Credit

During 2009, the Company obtained a line of credit with a commercial bank in the amount of $250,000. The line of credit is secured by the Company’s accounts receivable and inventory. At March 31, 2012, the Company owed $250,000 against the line of credit at an annual interest rate of 5.25%.

Note 8—Short-Term Debt

In April 2009, the Company acquired the assets of A.T. Reynolds and Sons, Inc. (“Reynolds”), operating as Leisure Time Spring Water (“Leisure”) in Kiamesha Lake, New York (See Note 12). In connection with the acquisition of these assets, the Company assumed a $1.9 million mortgage that was due a commercial bank (“Bank”) against a building and land, included as part of the total assets acquired from Reynolds. On April 3, 2009, the Company entered into a Mortgage Consolidation, Modification and Extension Agreement with the Bank. The Company was required to make interest payments only through April 3, 2011, at which time the entire principal balance was due the Bank. Monthly interest is based on 90-day Libor at 4.00%. The $1.9 million mortgage is personally guaranteed by the Company’s chief executive officer. The balance due against this mortgage at December 31, 2011 was $1,840,000. The balance due the Bank on April 3, 2011 was not paid putting the Company in default under the terms of the original agreement. The Company entered into a Forbearance Agreement (“Agreement”) on May 31, 2011, and upon expiration of that Agreement, the Company entered into an extension to the Agreement on October 3, 2011, which extended the Agreement period until April 3, 2012. On April 3, 2012, the Agreement period was further extended until October 3, 2012.

F-14

Boreal Water Collection, Inc.
Notes to Financial Statements
March 31, 2012
(Unaudited)

Note 8—Short-Term Debt (continued)

On October 24, 2011, the Company purchased distiller equipment for $75,000. The sale contract provided for a deposit of $5,000, with an additional $5,000 on November 1, 2011 and the balance of $65,000 to be paid on or before November 16, 2011. As of March 31, 2012 and December 31, 2011, the Company owed a total of $40,000 and 55,000, respectively, putting the Company in default under terms of the contract. The Company continues making payments and is working with the financing organization to resolve its default position.

On May 31, 2011, the Company entered into a payment arrangement (“Agreement”) with the County of Sullivan for payment of past due property taxes. The Agreement provides for a down payment of approximately $30,000, which was equal to 15.0% of the eligible delinquent taxes, with the balance of $192,153 due in 24 monthly payments of principal and interest of $8,006. The $30,000 down payment was paid on May 31, 2011. At March 31, 2012 and December 31, 2011, the balance due against this note was approximately $104,000 and $125,000, respectively.

Note 9—Related Party

On May 10, 2011, the Company issued 5,331,494 shares of its $0.001 par value common stock to its president and CEO in settlement of unpaid wages from the year 2010.

At March 31, 2012 and December 31, 2011, the Company owed a related party approximately $153,000 and $125,000, respectively, for ongoing operating and purchase transactions with the related party company.

During the three month period ended March 31, 2012, the president and CEO advanced the Company $48,958 for working capital purposes. The advance is non-interest bearing and due on demand.

Note 10—Commitments and Contingencies

The Company is party to a forty year exclusive agreement (“Agreement”), with an original effective date of November 1, 1995, modified on April 25, 2000, to reduce certain minimum guarantee and compensation provisions of the Agreement. The Agreement provides that the Company shall draw not less than seven million (7,000,000) gallons or water from certain springs on an annual basis. During the remainder of the first twenty-five (25) years of the Agreement, the Company pays one cent ($0.01 per gallon for the first five million (5,000,000) gallons of water drawn and three-fourth of one cent ($0.0075) for all gallonage thereafter, but not less than $65,000 per year regardless of the actual gallonage drawn, payable in monthly installments of $5,416. In event that drought or other conditions reduce the capacity of the springs, so that the springs cannot meet the minimum guarantee, the minimum guarantee shall be reduced in accordance with an agreed to formula. For the last fifteen years of the agreement, which expires October 31, 2035, the Agreement provides that the Company shall pay one and one-quarter cents ($0.0125) per gallon for the first five million (5,000,000) gallons and for gallons thereafter the Company shall pay one cent ($0.01) per gallon, with an annual minimum of $82,500, payable in monthly installments of $6,875. The Company is responsible for all maintenance and repairs, utilities, and capital improvement costs incurred in connection with the water collection facility, which includes storage tanks, a pump building, piping, and other related equipment necessary for and related to the harvesting of water from the springs. The Agreement also provides that the owner of springs may sell water from the springs under certain conditions, provided, however, that the charge per gallon sold shall not be less than the price per gallon paid by the Company, with such proceeds divided equally between the Company and the owner. The Company has an option of first refusal in the event that the owner enters into an agreement for the sale of all or a portion of the real property, which includes the springs located on the real property. Upon execution of a valid binding contract between the owner and a third party, which contract shall be made subject to the terms of the option, the owner shall proved the Company a copy of the contract and it shall have thirty (30) days from date of delivery or mailing within which to exercise its option by delivering to the owner a check in the amount of the contract deposit, in which event the owner and the Company shall be bound by the contract sale.

F-15

Boreal Water Collection, Inc.
Notes to Financial Statements
March 31, 2012
(Unaudited)

Note 10—Commitments and Contingencies (continued)

The future minimum payments due under the terms of the Agreement are as follows:

Years Ending
December 31,
2012	$49,000
2013	65,000
2014	65,000
2015	65,000
2016	65,000
Thereafer	1,356,667
$1,665,667

Note 11—Acquisition

On April 3, 2009, the Company acquired substantially all of the assets of A.T. Reynolds & Sons, Inc. (other than assets related to its home/office delivery business), a New York spring water company, which was at the time a debtor in possession under Chapter 11 of the US Bankruptcy Code (“Seller”). The purchase price paid by the Company was $2.050 million, consisting of $150,000 in cash and the assumption of $1.9 million of indebtedness of the Seller. The Company assumed a $1.9 million mortgage and recorded a gain on bargain purchase of the assets in the amount of $1,324,778.

Note 12—Litigation

On April 20, 2009, Dowser, LLC (“Dowser”) commenced action against the Company and Boreal Water, Inc., as defendants in the United States District Court for the Southern District of New York, alleging breach of contract arising out of the Company’s purchase of certain assets in the Chapter 11 Bankruptcy Case in Re A.T. Reynolds & Sons, inc. Case No. 08-37739 (cgm), pending in the United States Bankruptcy Court, Southern District of New York, Poughkeepsie Division (“Reynolds Bankruptcy”). As alleged in its complaint, Dowser seeks alleged “actual and consequential damages in the amount to be determined at trial, but believe to exceed $3.5 million plus interest.

On June 12, 2009, the Company submitted its answer in the Dowser Action, denying liability and asserting various affirmative defenses, including, among other things, failure to condition precedent and the Bankruptcy Court Orders regarding the sale of the assets to the Company. The Company intends to vigorously defend the Dowser Action, whether in the District Court, or in the Poughkeepsie Bankruptcy Court. Management believes the lawsuit is without merit; however, the outcome of any litigation is inherently uncertain, and if decided adversely to the Company, the Company may be subject to liability that could have a material adverse affect on the Company’s financial position, liquidity, and results of operations.

One of the attorneys with the firm that has been defending the Company has been identified as a potential witness in the Dowser action and the law firm has withdrawn as counsel for the Company, with the Company’s knowledge and consent. The Company engaged new counsel on March 15, 2011. Certain depositions were provided in the fall of 2011. The parties to this action are currently negotiating an out of court settlement and hopeful that this case can be resolved in 2012.

F-16

Boreal Water Collection, Inc.

Notes to Financial Statements

March 31, 2012

(Unaudited)

Note 12—Litigation (continued)

 A “Summons with Notice” (but not a Complaint), naming BRWC, Mrs. Lavoie and Mr. Cortellazi, who was a Canadian citizen trying to buy controlling interest in the Company during 2011, as defendants, was filed on March 14, 2012 in the Sullivan County, New York Supreme Court (and later served on BRWC and Mrs. Lavoie) by counsel for plaintiffs (the proposed CEO and former Boreal employee, who were brought into the negotiations by Mr. Cortellazi, to assist him in his effort to buy controlling interest of the Company from Mrs. Lavoie). The index number of the court filing is 2012-676. The Company and Mrs. Lavoie have retained counsel. Assuming a Complaint is actually served and if the matter is not dismissed first for failure to file and serve a Complaint and/or for failure to move the case forward on a timely basis, BRWC and Mrs. Lavoie will vigorously defend themselves, as well as likely file counterclaims (and cross claims against Cortellazi) for fraud, breach of contract, interference with prospective advantage, the usurpation of BRWC’s corporate identity and more.

The Company may be defendant in various suits and claims that arise in the normal course of business. In the opinion of management, the ultimate disposition of these other suits and claims will have no material effect on the Company’s financial position, liquidity, or results of operations.

Note 13— Subsequent Events

Subsequent to March 31, the Company entered into two agreements to issue a total of 955,556 restricted shares its $0.001 par value common stock for professional services to be rendered during the year ended December 31, 2012.

On May 7, 2012, the Company received $30,000 from the sale 1,500,000 restricted shares of its $0.001 par value common stock under the terms of a private placement agreement. These shares were valued at $0.02 per share.

F-17

Patrick Rodgers, CPA, PA

309 E. Citrus Street

Altamonte Springs, FL 32701

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Boreal Water Collection, Inc.

I have audited the accompanying balance sheets of Boreal Water Collection, Inc. (the “Company”) as of December 31, 2011 and 2010 and the statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2011 and 2010. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. I was not engaged to perform an audit of its internal control over financial reporting. My audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, these financial statements present fairly, in all material respects, the financial position of Boreal Water Collection, Inc. as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has a minimum cash balance available for payment of ongoing operating expenses, has experienced losses from operations since inception, and it does not have a source of revenue sufficient to cover its operating costs. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Patrick Rodgers, CPA, PA

Patrick Rodgers, CPA, PA

Altamonte Springs, Florida

April 14, 2012

Except Note 11—July 27, 2012

F-18

Boreal Water Collection Inc.

BALANCE   SHEETS

	December 31,
	2011	2010
ASSETS
Current assets
Cash	$68,345	$38,393
Accounts receivable, less allowance for doubtful accounts of $16,000 at December 31, 2011 and December 31, 2010, respectively	91,327	175,960
Inventory	136,875	150,771
Prepaids	56,946	42,352
Advances to employees	–	400
Total current assets	353,493	407,876
Property and equipment, net of accumulated depreciation	3,407,011	3,535,225
Other assets
License, net of accumulated amortization	289,566	493,967
Security deposit	29,840	29,840
Total other assets	319,406	523,807
Total assets	$4,079,910	$4,466,908

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of capital lease payable	$–	$12,381
Line of credit	250,000	250,000
Loan payable - property taxes	124,597	–
Loan payable - equipment	55,000	–
Mortgage payable - bank	1,840,000	–
Accounts payable and accrued expenses	321,607	485,858
Deferred revenue	12,292	9,838
Due to Related Party	125,412	152,326
Total current liabilities	2,728,908	910,403

Deferred Tax Liability	883,185	883,185
Mortgage payable - bank	–	1,900,000
	3,612,093	3,693,588
Stockholders' equity
Common stock, $.001 par value; 600,000,000 shares authorized, 292,903,333 shares issued and outstanding at December 31, 2011 and 2010, respectively	292,903	252,152
Additional paid-in capital	2,043,822	1,557,016
Deficit accumulated since January 10, 2006 in connection with quasi reorganization	(1,868,908)	(1,035,848)
Total stockholders' equity	467,817	773,320
Total liabilities and stockholders' equity	$4,079,910	$4,466,908

The accompanying notes are an integral part of these financial statements.

F-19

Boreal Water Collection Inc.
STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2011	2010

Revenue	$2,658,608	$2,519,823
Cost of sales	1,800,871	1,801,454
Gross profit	857,737	718,369

Operating Expenses

Selling and general and administrative	1,151,507	990,355
Depreciation and amortization	440,065	432,687

Total expenses	1,591,572	1,423,042

Net operating income	(733,835)	(704,673)

Other income (expense)

Interest income	–	1,094
Rental income		23,963
Gain on sale of equipment	–	(2,000)
Interest expense	(99,225)	(105,262)

Total other income (expense)	(99,225)	(82,205)

Net income (loss) before income taxes	(833,060)	(786,878)

Provision for income taxes	–	–

Net income (loss)	$(833,060)	$(786,878)

Net loss per weighted share, basic and fully diluted	$(0.00)	$(0.01)

Weighted average number of common shares outstanding, basic and fully diluted	274,920,020	111,906,509

The accompanying notes are an integral part of these financial statements.

F-20

Boreal Water Collection, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

			Additional
	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance, December 31, 2009	25,605,139	$25,605	$1,312,559	$(248,970)	$1,089,194
Common shares issued for cash	43,437,790	43,437	17,618		61,055
Common shares issued in settlement of debt obligations	181,562,210	181,562	73,637		255,199
Common shares issued in settlement of debt obligation and accrued interest	1,547,500	1,548	153,202		154,750
Net loss	(786,878)	(786,878)

Balance, December 31, 2010	252,152,639	$252,152	$1,557,016	$(1,035,848)	$773,320
Common shares issued in settlement of debt obligation	5,952,500	5,953	(5,953)		–
Stock-based compensation	3,400,000	3,400	166,600		170,000
Common shares issued for cash	10,000,000	10,000	133,575		143,575
Common stock issued in settlement of unpaid wages	5,331,494	5,331	47,984		53,315
Common shares issued In settlement of debt obligation	10,766,700	10,767	96,900		107,667
Common stock issued for services	300,000	300	2,700		3,000
Common shares issued in settlement of debt obligation	5,000,000	5,000	45,000		50,000
Net loss - December 31, 2011				(833,060)	(833,060)

Balance, December 31, 2011	292,903,333	$292,903	$2,043,822	$(1,868,908)	$467,817

The accompanying notes are an integral part of these financial statements.

F-21

Boreal Water Collection, Inc.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2011	2010

Cash flows from operations
Net income (loss)	$(833,060)	$(786,878)

Adjustment to reconcile net loss to net cash:
Depreciation and amortization	440,065	432,687
Stock-based compensation	226,315	–
Loss (gain) on sale of fixed assets	–	2,000
Gain on bargain purchase of assets	–	–
Changes in operating assets and liabilities:
Accounts receivable	84,633	(35,515)
Inventory	13,896	20,539
Employee advances	400	15,206
Accounts payable and accrued expenses	18,170	140,688
Deferred revenue	2,454	(1,509)
Prepaid expenses	(14,594)	21,773

Net cash provided by (used for) operating activities	(61,721)	(191,009)

Cash Flows from investing activities
Purchases of property and equipment	(96,504)	(30,301)
Proceeds from sale of equipment	–	6,000

Net cash used for investing activities	(96,504)	(24,301)

Cash flows from financing activities
Issuance of common stock	143,575	61,055
Related party advances, net	137,483	34,955
Proceeds from financing, net	55,000	–
Proceeds from short-term borrowing	–	150,000
Payments against loan payment - property taxes	(75,500)
Payments on capital lease obligation	(12,381)	(27,482)
Payments against mortgage payable to bank	(60,000)	–

Net cash provided by financing activities	188,177	218,528

Net increase (decrease) in cash	29,952	(3,218)
Cash, beginning of period	38,393	(35,175)

Cash, end of period	$68,345	$(38,393)

Supplemental disclosures:
Cash paid during the year for:
Interest	$70,286	$100,512

Non-cash investing and financing transactions:
Common stock issued in settlement of debt obligation	$157,667	$255,199
Common stock issued in settlement of debt obligation and accrued interest	$–	$154,750
Common stock issued in settlement of unpaid wages	$53,315	$–

The accompanying notes are an integral part of these financial statements.

F-22

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 1—Description of Business and Corporate Information

Organization

Boreal Water Collection, Inc. (“Boreal” or the “Company”) was incorporated in the State of Nevada on August 21, 2001. The Company is trading on the OTC under the symbol (BRWC.PK).

The Company has operated under various names since incorporation, most recently Canadian Blue Gold, Inc. from October 2007 to March 2008, when the name was changed to Boreal Water Collection, Inc.

In April 2009, the Company acquired the assets of A.T. Reynolds and Sons, Inc., operating as Leisure Time Spring Water (“Leisure”) in Kiamesha Lake, New York. The Company is a personalized bottled water company specializing in premium custom bottled water, as a contract packer of bottled water focused on value-added products and services. The Company currently offers three types of water: spring water, distilled water, enhanced water, which is customized with minerals, oxygen, and fluoride, and a fourth type to be added, sparkling water. The Company was originally founded in 1884.

Accounting period

The Company has adopted an annual accounting period of January through December.

Note 2—Summary of significant accounting principles

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities at the date of the financial statements, as well as their related disclosures. Such estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could significantly differ from those estimates.

Cash and cash equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of cash in banks, free credit on investment accounts and money market accounts.

Foreign currency translation

The Company complies with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 830, “foreign Currency Maters.” Monetary items are translated at the exchange rate in effect at the balance sheet date; non-monetary items are translated at historical exchange rates. Income and expense items are translated at the average exchange rate for the year. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Revenue recognition

In accordance with the FASB ASC Topic 605, “Revenue Recognition,” the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured.

F-23

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 2—Summary of significant accounting principles (continued)

Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance are expensed as incurred while betterments and improvements are capitalized. When items are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in operations.

The Company provides for depreciation and amortization over the following estimated useful lives:

Building	40	years
Land improvements	15	years
Machinery and equipment	5-7	years
Computer equipment	3	years
Office equipment	7	years
Trucks and trailers	5	years

Long-Lived Assets

In accordance with FASB ASC Topic 360 “Property, Plant, and Equipment,” the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.

Fair Value of Financial Instruments

The fair values of the Company’s assets and liabilities that qualify as financial instruments under FASB ASC Topic 825, “Financial Instruments,” approximate their carrying amounts presented in the accompanying balance sheet at December 31, 2011 and 2010.

Inventories

Inventory is valued at the lower of cost or market, cost being determined by the first-in, first-out (FIFO) method. Obsolete items are carried at estimated net realizable value.

Earnings per share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Basic earnings per common share ("EPS") calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

F-24

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 2—Summary of significant accounting principles (continued)

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740 “Income Taxes”, which requires accounting for deferred income taxes under the asset and liability method. Deferred income tax asset and liabilities are computed for difference between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

The determination of the Company’s provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in the Company’s consolidated financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from tax authorities. When facts and circumstances change, the Company reassesses these probabilities and records any changes in the consolidated financial statements as appropriate.

In accordance with GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce stockholders’ equity. This policy also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better consolidated financial statement comparability among different entities. Management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof. Generally, the tax filings are no longer subject to income tax examinations by major taxing authorities for years before 2008. Any potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, state and local tax laws.  The Company's management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Interest and Penalty Recognition on Unrecognized Tax Benefits

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other operational expenses. No interest expense or penalties have been recognized as of and for the years ended December 31, 2011 and 2010.

Comprehensive Income

The Company complies with FASB ASC Topic 220, “Comprehensive Income,” which establishes rules for the reporting and display of comprehensive income (loss) and its components. FASB ASC Topic 220 requires the Company’ to reflect as a separate component of stockholders’ equity items of comprehensive income.

Stock-Based Compensation

The Company complies with FASB ASC Topic 718 “Compensation – Stock Compensation,” which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. FASB ASC Topic 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FASB ASC Topic 718 requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award the requisite service period (usually the vesting period). No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. No stock options or restricted stock awards were issued to employees or non-employees during the year ended December 31, 2009; as a result, the Company recorded no compensation expense for stock options or restricted stock awards under FASB ASC 718.

F-25

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 2—Summary of significant accounting principles (continued)

Valuation of Investments in Securities at Fair Value—Definition and Hierarchy (continued)

Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for securities categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many securities. This condition could cause a security to be reclassified to a lower level within the fair value hierarchy.

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 4. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular instruments. Changes in assumptions or in market conditions could significantly affect the estimates. The approximate fair value of the mortgage loan as of December 31, 2011 is $838,000. The carrying amount of all other financial assets and liabilities approximates fair value.

Valuation Techniques

The Company values investments in securities that are freely tradable and are listed on a national securities exchange or reported on the NASDAQ national market at their last sales price as of the last business day of the year.

Government Bonds

The fair value of sovereign government bonds is generally based on quoted prices in active markets. When quoted prices are not available, fair value is determined based on a valuation model that uses inputs that include interest-rate yield curves, cross-currency-basis index spreads, and country credit spreads similar to the bond in terms of issuer, maturity and seniority.

Certificate of Deposits

The fair values of the bank certificate of deposits are based on the face value of the certificate of deposits

F-26

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 2—Summary of significant accounting principles (continued)

Recently Adopted Accounting Pronouncements

On June 16, 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income (Topic 220),” which requires companies to report total net income, each component of comprehensive income, and total comprehensive income on the face of the income statement, or as two consecutive statements. The components of comprehensive income will not be changed, nor does the ASU affect how earnings per share is calculated or reported. These amendments will be reported retrospectively upon adoption. The adoption of the ASU will be required for the Company’s March 31, 2012 quarterly filing, and is not expected to have a material impact on the Company.

In May 2011, the FASB issued an accounting standard update which works to achieve common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards. The update both clarifies the FASB’s intent about the application of existing fair value guidance, and also changes certain principles regarding measurement and disclosure.  The update is effective prospectively and is effective for annual periods beginning after December 15, 2011. Early application is permitted for interim periods beginning after December 15, 2011. The Company is currently evaluating the effect the update will have on its consolidated financial statements.

In January 2010, the FASB issued an accounting standard update on fair value measurements and disclosures. The update requires more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009; except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this update did not have an effect on the Company’s consolidated financial statements.

Concentration of Credit Risk

The Company maintains its cash and cash equivalents in bank deposit accounts, which, at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk related to cash and cash equivalents.

Note 3—Going concern

The accompanying financial statements have been prepared assuming that the company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. Currently, the Company has a minimum cash balance available for the payment of ongoing operating expenses, and its operations is not providing a source of funds from revenues sufficient to cover its operational costs to allow it to continue as a going concern. The continued operations of the Company is dependent upon generating profits from operations and raising sufficient capital through placement of its common stock or issuance of debt securities, which would enable the Company to carry out its business plan.

In the event we do not generate sufficient funds from revenues or financing through the issuance of our common stock or from debt financing, we may be unable to fully implement our business plan and pay our obligations as they become due, any of which circumstances would have a material adverse effect on our business prospects, financial condition, and results of operations. The accompanying financial statements do not include any adjustments that might be required should the company be unable to recover the value of its assets or satisfy its liabilities.

F-27

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 4—Property and Equipment

Equipment consists of the following categories at December 31, 2011 and 2010:

	Year Ended December 31,
	2011	2010
Building	$2,376,000	$2,376,000
Land	324,000	324,000
Leasehold improvements	23,890	16,147
Furniture & fixtures	16,997	16,997
Computer equipment	26,169	23,298
Machinery and equipment	1,045,479	929,177
Transportation equipment	59,300	58,000
Other	170,310	170,310
	4,042,145	3,913,930
Less: accumulated depreciation	635,134	177,469
Total	$3,407,011	$3,736,461

Note 5—Stockholders’ Equity

On August 13, 2010, the Company issued 45,437,790 shares of common stock to its president and chief executive office for cash, which increased the shares outstanding to 69,042,929.

On August 13, 2010, the Company issued 181,562,210 shares of its common stock in settlement of loans and advances made to the Company by its president and chief executive officer, which increased the shares outstanding to 250,605,139.

On September 2, 2010, the Company filed a Certificate of Amendment (“Amendment”) with the State of Nevada indicating that the Company had authorized a change in its par value from $.001 to $.0001 and an increase in the number of authorized shares to 350,000,000 from 200,000,000; total authorized capital was reduced to $35,000 from $200,000.

On December 13, 2010, the Company filed a Certificate of Amendment (“Amendment”) with the State of Nevada indicating that the Company had authorized a change in its par value from $.0001 to $.001 and an increase in the number of authorized shares to 600,000,000 from 350,000,000; total authorized capital was increased to $600,000 from $350,000.

On December 31, 2010 and May 23, 2011, the Company issued 1,547,500 shares of its $0.001 par value common stock, respectively, in settlement of a loan made to the Company by a third party investor, which increased the shares outstanding to 252,152,639.

On April 25, 2011, the Company issued 5,000,000 shares of its $0.001 par value common stock in settlement of a debt obligation, which increased the shares outstanding to 257,152,639.

F-28

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 5—Stockholders’ Equity (continued)

On May 9, 2011, the Company issued 3.4 million shares of its $0.001 par value common stock to its employees as bonuses, which increased the shares outstanding to 260,552,639. We valued these shares at $0.05 per share.

On May 10, 2011, the Company issued 10.0 million shares of its $0.001 par value common stock to a third party investor for a cash payment of $143,575, which increased the shares outstanding 270,552,639.

On May 10, 2011, the Company issued 5,331,494 shares of its $0.001 par value common stock to its president and CEO in settlement of unpaid wages, which increased the shares outstanding to 275,884,133. We valued these shares at $0.01 per share.

On May 23, 2011, the Company issued 5,952,500 shares of its $0.001 par value common stock in settlement of a debt obligation, which increased the shares outstanding to 281,836,633.

On September 1, 2011, the Company issued 10,766,700 shares of its $0 .001 par value common stock in settlement of a debt obligation, which increased the shares outstanding to 292,603,333.

On December 5, 2011, the Company issued 300,000 shares of its $0.001 par value common stock for services rendered, which increase the shares outstanding to 292,903,333 We valued these shares at $0.01 per share.

Note 6—Income Taxes

At December 31, 2011, the Company had approximately $3.0 million of net operating losses (“NOL”) carry-forwards for federal and state income purposes. These losses are available for future years and expire through 2031. Utilization of these losses may be severely or completely limited if the Company undergoes an ownership change pursuant to Internal Revenue Code Section 382.

The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities consist of the following:

	December 31,	December 31,
	2011	2010
Deferred tax assets:
Net operating loss carryforwards	$1,232,000	$898,000
Other temporary differences	-	-
Deferred tax assets	1,232,000	898,000
Less: Valuation allowance	(1,232,000)	(898,000)
Net deferred tax asset	$-	$-

Deferred tax liabilities:
Difference between book and tax basis
of assets acquired in bargain asset purchase	$(883,000)	$(883,000)
Net deferred tax assets (liabilities)	$(883,000)	$(883,000)

F-29

Boreal Water Collection, Inc.

Notes to Financial Statements

December 31, 2011 and 2010

Note 6—Income Taxes (continued)

The Company has taken a full valuation allowance against the other timing differences and the deferred asset attributable to the NOL carry-forwards of approximately $1,232,000 and 898,000 at December 31, 2011 and 2010, respectively, due to the uncertainty of realizing the future tax benefits.

The Company did not pay any income taxes during the years ended December 31, 2011 and 2010.

Note 7—Line of Credit

During 2009, the Company obtained a line of credit with a commercial bank in the amount of $250,000. The line of credit is secured by the Company’s accounts receivable and inventory. At December 31, 2011 the Company owed $250,000 against the line of credit at an annual interest rate of 5.25%.

Note 8—Short-Term Debt

In April 2009, the Company acquired the assets of A.T. Reynolds and Sons, Inc. (“Reynolds”), operating as Leisure Time Spring Water (“Leisure”) in Kiamesha Lake, New York (See Note 12). In connection with the acquisition of these assets, the Company assumed a $1.9 million mortgage that was due a commercial bank (“Bank”) against a building and land, included as part of the total assets acquired from Reynolds. On April 3, 2009, the Company entered into a Mortgage Consolidation, Modification and Extension Agreement with the Bank. The Company was required to make interest payments only through April 3, 2011, at which time the entire principal balance was due the Bank. Monthly interest is based on 90-day Libor at 4.00%. The $1.9 million mortgage is personally guaranteed by the Company’s chief executive officer. The balance due against this mortgage at December 31, 2011 was $1,840,000. The balance due the Bank on April 3, 2011 was not paid putting the Company in default under the terms of the original agreement. The Company entered into a Forbearance Agreement (“Agreement”) on May 31, 2011, and upon expiration of that Agreement, the Company entered into an extension to the Agreement on October 3, 2011, which extended the Agreement period until April 3, 2012. The Company is currently in negotiations with the Bank to further extend the Agreement.

On October 24, 2011, the Company purchased distiller equipment for $75,000. The sale contract provided for a deposit of $5,000, with an additional $5,000 on November 1, 2011 and the balance of $65,000 to be paid on or before November 16, 2011. As of December 31, 2011, the Company owed a total of $55,000, putting the Company in default under terms of the contract. The Company continues making payments and is working with the financing organization to resolve its default position.

On May 31, 2011, the Company entered into a payment arrangement (“Agreement”) with the County of Sullivan for payment of past due property taxes. The Agreement provides for a down payment of approximately $30,000, which was equal to 15.0% of the eligible delinquent taxes, with the balance of $192,153 due in 24 monthly payments of principal and interest of $8,006. The $30,000 down payment was paid on May 31, 2011.

Note 9—Related Party

At December 31, 2011 and 2010, the Company owed a related party approximately $125,000 and $152,000, respectively, for ongoing operating and purchase transactions with the related party company.

At December 31, 2009, the Company owed its chief executive officer approximately $255,000 for advances made for working capital purposes. The loan payable to the officer was non-interest bearing and due on demand. On August 13, 2010, the Company issued 181,562,210 shares of common stock to the chief executive officer in full settlement of the debt obligation.

F-30

Boreal Water Collection, Inc.

Notes to Financial Statements

Note 10—Acquisition

On April 3, 2009, the Company acquired substantially all of the assets of A.T. Reynolds & Sons, Inc. (other than assets related to its home/office delivery business), a New York spring water company, which was at the time a debtor in possession under Chapter 11 of the US Bankruptcy Code (“Seller”). The purchase price paid by the Company was $2.050 million, consisting of $150,000 in cash and the assumption of $1.9 million of indebtedness of the Seller. The Company assumed a $1.9 million mortgage and recorded a gain on bargain purchase of the assets in the amount of $1,324,778.

Note 11—Litigation

On April 20, 2009, Dowser, LLC (“Dowser”) commenced action against the Company and Boreal Water, Inc., as defendants in the United States District Court for the Southern District of New York, alleging breach of contract arising out of the Company’s purchase of certain assets in the Chapter 11 Bankruptcy Case in Re A.T. Reynolds & Sons, inc. Case No. 08-37739 (cgm), pending in the United States Bankruptcy Court, Southern District of New York, Poughkeepsie Division (“Reynolds Bankruptcy”). As alleged in its complaint, Dowser seeks alleged “actual and consequential damages in the amount to be determined at trial, but believe to exceed $3.5 million plus interest.

On June 12, 2009, the Company submitted its answer in the Dowser Action, denying liability and asserting various affirmative defenses, including, among other things, failure to condition precedent and the Bankruptcy Court Orders regarding the sale of the assets to the Company. The Company intends to vigorously defend the Dowser Action, whether in the District Court, or in the Poughkeepsie Bankruptcy Court. Management believes the lawsuit is without merit; however, the outcome of any litigation is inherently uncertain, and if decided adversely to the Company, the Company may be subject to liability that could have a material adverse affect on the Company’s financial position, liquidity, and results of operations.

One of the attorneys with the firm that has been defending the Company has been identified as a potential witness in the Dowser action and the law firm has withdrawn as counsel for the Company, with the Company’s knowledge and consent. The Company engaged new counsel on March 15, 2011. Certain depositions were provided in the fall of 2011. The parties to this action are currently negotiating an out of court settlement and hopeful that this case can be resolved in 2012.

A “Summons with Notice” (but not a Complaint), naming BRWC, Mrs. Lavoie and Mr. Cortellazi, who was a Canadian citizen trying to buy controlling interest in the Company during 2011, as defendants, was filed on March 14, 2012 in the Sullivan County, New York Supreme Court (and later served on BRWC and Mrs. Lavoie) by counsel for plaintiffs (the proposed CEO and former Boreal employee, who were brought into the negotiations by Mr. Cortellazi, to assist him in his effort to buy controlling interest of the Company from Mrs. Lavoie). The index number of the court filing is 2012-676. The Company and Mrs. Lavoie have retained counsel. Assuming a Complaint is actually served and if the matter is not dismissed first for failure to file and serve a Complaint and/or for failure to move the case forward on a timely basis, BRWC and Mrs. Lavoie will vigorously defend themselves, as well as likely file counterclaims (and cross claims against Cortellazi) for fraud, breach of contract, interference with prospective advantage, the usurpation of BRWC’s corporate identity and more.

The Company may be defendant in various suits and claims that arise in the normal course of business. In the opinion of management, the ultimate disposition of these other suits and claims will have no material affect on the Company’s financial position, liquidity, or results of operations.

Note 12— Subsequent Events

Management has evaluated subsequent events through April 14, 2011, the date of which the financial statements were available to be issued.

F-31

Exhibit Index

Exhibit Number	Description

Exhibit 3.(i)*	Articles of Incorporation
Exhibit 3.(ii)*	By-Laws

*    Filed herewith.